SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ____)

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[    ]  Preliminary Proxy Statement
[    ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[    ]  Definitive Additional Materials
[    ]  Soliciting Material Under Rule 14a-12

TENNANT COMPANY
(Name of the Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required.

[    ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[    ]  Fee paid previously with preliminary materials.

[    ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	10:30 a.m. Central Daylight Time Thursday, April 28, 2011
Place:	Golden Valley Country Club 7001 Golden Valley Road Golden Valley, Minnesota 55427
Items of Business:	(1) Elect four directors to a three-year term;
(2) Ratify the appointment of KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company;
(3) Submit an advisory vote on executive compensation; and
(4) Submit an advisory vote on frequency of future advisory executive compensation votes.
Who May Vote:	You may vote if you were a shareholder of record as of the close of business on February 28, 2011.
Proxy Voting:

It is important that your shares are voted, whether or not you attend the meeting.  Please vote your shares, as instructed in the Notice of Internet Availability of Proxy Materials, by voting over the Internet as promptly as possible.  You may also request a paper proxy card, which will include a reply envelope, to submit your vote by mail or to vote by telephone as described in the Notice of Internet Availability of Proxy Materials.  Your prompt response will help reduce solicitation costs incurred by us.

March 15, 2011	Heidi M. Wilson, Secretary

TENNANT COMPANY PROXY STATEMENT

Why did I receive a Notice of Internet Availability of Proxy Materials?

Tennant Company (“we,” “us,” “our,” “the Company”), on behalf of our Board of Directors (“Board”), is supplying this Proxy Statement in order to obtain your Proxy vote in connection with the Annual Meeting of Shareholders.

The Annual Meeting will be held at the Golden Valley Country Club, 7001 Golden Valley Road, Golden Valley, Minnesota, on Thursday, April 28, 2011, at 10:30 a.m. Central Daylight Time.

The Notice of Internet Availability of Proxy Materials is being mailed to shareholders on or about March 15, 2011.

How do I access the proxy materials?

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies to our shareholders.  If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice.  Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet.  If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

What is a Proxy?

The Proxy serves as a ballot for elections to our Board, as well as listing information about any other items to be discussed and voted on at the Annual Meeting.  It allows an authorized agent to act on your behalf in the event you do not attend the Annual Meeting in person.

Who is entitled to vote?

You may vote if you owned shares of our Common Stock as of the close of business on February 28, 2011.  As of February 28, 2011, there were 19,100,221 shares of Common Stock outstanding, each entitled to one vote.

How do I vote?

You may vote in one of four ways:

1. By Internet

You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week, until 11:59 p.m. (EDT) on April 27, 2011.  Please have your Notice of Internet Availability of Proxy Materials or, if you have requested one, your Proxy Card, in hand and the last four digits of your social security number available to verify your identity.  Follow the instructions provided to obtain your records and create an electronic ballot.

2. By Phone

Request a Proxy Card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.  Then you may call 1-800-690-6903 by using any touch-tone phone, 24 hours a day, 7 days a week, until 11:59 p.m. (EDT) on April 27, 2011.  Have your Proxy Card in hand when calling.  You will need to provide the last four digits of your social security number to verify your identity.  Follow the voice prompts to cast your vote.

3. By Mail

Request a Proxy Card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.  Mark, sign and date your Proxy Card and return it in the postage-paid envelope that will be provided, or return it to Tennant Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

4. In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting.  Paper ballots will be available for voting at the meeting.  See below for instructions on voting in person if your shares are held through a third party.

What happens if my shares are held in an account at a brokerage firm, bank, broker-dealer or similar organization?

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization.  The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.  You should follow the instructions received from that organization to vote your shares.  Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

What happens if my shares are held in the Tennant Company Profit Sharing and Employee Stock Ownership Plan?

If your shares are held in the Tennant Company Profit Sharing and Employee Stock Ownership Plan (“Profit Sharing Plan”), your vote will be communicated to the Trustee who will vote all shares held in the Profit Sharing Plan in proportion to votes cast by all participants who submit voting instructions.  You should follow the instructions provided in the voting instruction card that you receive from the Trustee to vote your shares.  To be effective, such instructions must be received by the Trustee at least 10 days prior to the Annual Meeting.  Shares held in the Profit Sharing Plan may not be voted in person.

How is my Proxy voted?

Shares represented by Proxy will be voted in the following manner:

•	As specified by the Proxy; or

•
Where a Proxy is submitted, but no specification is given, shares will be voted as the Board recommends, which is that you vote FOR each of the nominees listed in Item 1 (election of directors), FOR Item 2 (ratification of independent auditor), FOR Item 3 (advisory vote on executive compensation) and 1 YEAR on Item 4 (advisory vote on frequency of future advisory executive compensation votes).

Why should I vote?

Your vote is important!  It ensures that your ownership interests are represented even if you are unable to attend the Annual Meeting in person.  A promptly voted Proxy will save us additional solicitation expense.

May I revoke my Proxy or change my vote?

Proxies may be revoked at any time before being voted at the Annual Meeting.  The Proxy may be revoked or changed only by use of the following methods:

•	Sending a signed, written notice of revocation, dated later than the Proxy, to the attention of the Secretary at the Company’s address listed on page 4 of this Proxy Statement;

•	Sending a signed Proxy, dated later than the prior Proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;

•	Voting again by telephone or on the Internet prior to the Annual Meeting; or

•	Attending the Annual Meeting, revoking your Proxy and voting in person. Your attendance at the Annual Meeting will not revoke your Proxy unless you revoke your Proxy.

For shares held in an account at a brokerage firm, bank, broker-dealer or other similar organization, or in the Profit Sharing Plan, see restrictions described above.

How many votes are needed to hold the Annual Meeting?

The meeting can take place when holders of a majority of the outstanding shares of common stock, either in person or by Proxy, are present at the meeting.  This is known as a quorum.  Abstentions and broker non-votes will be counted as present when determining whether a quorum exists.

What is a broker non-vote?

Broker non-votes are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.

How many votes are needed to elect directors?

As established by Minnesota Statute 302A.215, the affirmative vote of a plurality of outstanding shares of common stock present and entitled to vote is required to elect each director nominated.  The director nominees with the most votes will be elected.  If you (or a broker), either in person or by Proxy, withhold your vote or do not give authority to vote for a director, your shares will not be voted in favor of such director nominee.

How many votes are needed to ratify KPMG as the independent registered public accounting firm for our Company?

The affirmative vote of the holders of a majority of outstanding shares of common stock present and entitled to vote is required to ratify the appointment of KPMG as our independent registered accounting firm.  For this purpose, a shareholder voting through a Proxy who abstains with respect to ratification of KPMG is considered to be present and entitled to vote, and is in effect a negative vote; however, broker non-votes will not be counted as votes on this matter and will have no effect.

How many votes are needed to approve the advisory vote on executive compensation?

The vote on this matter is advisory and not binding on the Company.  The Company will consider shareholders to have approved our executive compensation if the number of votes cast FOR this proposal exceed the number of votes cast AGAINST it.  For this purpose, a shareholder who abstains with respect to this proposal and any broker non-votes on this proposal will have no effect.

How many votes are needed to approve the frequency of future advisory executive compensation votes?

The vote on this matter is advisory and not binding on the Company.  The Company will consider the frequency alternative that receives the most votes to be the frequency recommended by our shareholders.  For this purpose, a shareholder who abstains with respect to this proposal and any broker non-votes on this proposal will have no effect.  With respect to this proposal, shareholders are not voting on the Board’s recommendation as to the frequency of future executive compensation votes, but rather may vote for any of the frequency alternatives presented.

Can my broker vote my shares on my behalf without receiving voting instructions from me?

The election of directors and the advisory votes on executive compensation and the frequency of such votes will be considered proposals on which your broker does not have discretionary authority to vote.  Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted on these matters, your broker or other nominee will not be able to vote your shares on these matters.  Accordingly, we urge you to provide instructions to your broker or nominee so that your votes may be counted on these matters.  You should vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

Can the Trustee vote my shares on my behalf without receiving voting instructions from me?

The Trustee will vote all shares held in the Profit Sharing Plan in proportion to votes cast by all participants who submit voting instructions.  You should vote your shares by following the instructions provided on the voting instruction card that you receive from the Trustee.

Who will pay the cost of this Proxy solicitation?

The cost of solicitation will be borne by the Company.  Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission and facsimile transmission.  No additional compensation will be paid to such persons for such solicitation.  The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending Proxy materials to beneficial owners of shares.

What address should I use for correspondence with the Company?

Our principal executive office is located at 701 North Lilac Drive, P.O. Box 1452, Minneapolis, Minnesota, 55440-1452.

BOARD OF DIRECTORS INFORMATION

Director nominees for terms expiring in 2014 (Class I Directors):

CAROL S. EICHER, 52	Director Since 2008

• Business Group Vice President for Building and Construction for The Dow Chemical Company, a manufacturer and seller of chemicals, plastic materials, agricultural and other specialized products and services, since August 2010.

• Business Director, Performance Monomers, for Dow Chemical from April 2009 to July 2010, and Vice President/Global Business Director, Primary Materials and Process Chemicals, Rohm and Haas Company, a developer of solutions for the specialty materials industry acquired by Dow Chemical in 2009, from 2003 to July 2010.   General Manager, Americas & Europe, Electronics, Organic Specialties, for Rohm and Haas from 2001-2003.  Business Director, Organic Specialties, for Rohm and Haas from 2000-2001.

• Held various senior management positions with Ashland Chemical Company, a division of Ashland, Inc., from 1992-2000.  Held various management positions with E.I. DuPont de Nemours and Company, Inc., from 1979-1992.

• Member of the Audit, Governance and Executive Committees.

DAVID MATHIESON, 56	Director Since 2006
• Principal for David Mathieson LLC, a company offering management consulting, project management and interim management, since September 2010.
• Senior Vice President and Chief Financial Officer for RSC Holdings, Inc., a provider of equipment rental services, from January 2008 to May 2010.

• Vice President and Chief Financial Officer for Brady Corporation, an international manufacturer and marketer of identification solutions and specialty materials, from 2003-2007.  European Finance Director for Brady Corporation from 2001-2003.  Held various executive positions with Honeywell International, Inc., from 1981-2001, including Vice President and Chief Financial Officer of Honeywell Europe.

• Chair of the Audit Committee, member of the Governance and Executive Committees.

DONAL L. MULLIGAN, 50	Director Since 2009
• Executive Vice President and Chief Financial Officer for General Mills, Inc., the world’s sixth largest food company, since 2007.

• Held various executive positions with General Mills from 2001-2007, including Vice President Financial Operations for the International division; Vice President Financial Operations for Operations and Technology and Vice President and Treasurer.

• Served as Chief Financial Officer, International, for The Pillsbury Company from 1999-2001.  Held various international positions with PepsiCo Inc. and YUM! Brands, Inc., including Regional CFO, Americas, Finance Director, Asia, and Finance Director, Canada, from 1987-1998.

• Member of the Audit and Executive Committees.

STEPHEN G. SHANK, 67	Director Since 2000 Lead Director Since 2009

• Retired Chief Executive Officer and Chair of the Board for Capella Education Company, an accredited online university offering undergraduate and graduate degree programs; current member of Board of Directors of Capella.

• Chair for Capella from 1993 to February 2010. CEO for Capella from 1993 to March 2009.
• Chairman and Chief Executive Officer for Tonka Corporation from 1979-1991, and General Counsel from 1974-1978. Practiced law at Dorsey & Whitney LLP from 1972-1974.
• Lead Director, Chair of the Compensation and Executive Committees, member of the Governance Committee.

Directors whose terms expire in 2012 (Class II Directors)

JEFFREY A. BALAGNA, 50	Director Since 2004

• President and Chief Executive Officer for Carlson Marketing Worldwide, a marketing, travel and hospitality company, since August 2008; current member of Board of Directors of Carlson Marketing Worldwide.

• Executive Vice President, Chief Information Officer and Customer Technology Officer for Carlson Companies from 2005-2008.
• Senior Vice President and Chief Information Officer for Medtronic, Inc., from 2001-2005. General Manager, Operations and eBusiness, for General Electric Medical Systems America from 1999-2001.
• Member of the Audit and Executive Committees.

STEVEN A. SONNENBERG, 58	Director Since 2005
• Executive Vice President, Emerson Electric Company & Business Leader, for Emerson Process Management, a worldwide technology and engineering company, since October 2008.

• President for Rosemount, Inc., a division of Emerson Electric Company, from 2002 to October 2008.  Held various positions with Rosemount and Emerson, including General Manager for Rosemount China and President for Emerson Process Management Asia Pacific, from 1992-2002.

• Member of the Compensation, Governance and Executive Committees.

DAVID S. WICHMANN, 48	Director Since 2009
• President, Operations and Technology, and Chief Financial Officer for UnitedHealth Group Incorporated, a diversified health and well-being company, since January 2011.

• Held various executive positions with UnitedHealth Group since 1998, including President, Operations and Technology, President, Commercial Market Group, President and Chief Operating Officer, UnitedHealthcare, President and Chief Executive Officer, Specialized Care Services, and Senior Vice President, Corporate Development.

• Chief Financial Officer for Advance Machine Company from 1992-1994. Partner, Arthur Anderson, from 1995-1998.
• Member of the Audit, Compensation and Executive Committees.

Directors whose terms expire in 2013 (Class III Directors):

WILLIAM F. AUSTEN, 52	Director Since 2007

• Vice President, Operations, for Bemis Company, the largest flexible packaging company in the Americas and a major international manufacturer of pressure-sensitive materials used for labels, decoration and signage, since 2004.

• President and Chief Executive Officer for Morgan Adhesives Company from 2000-2004.
• Held various positions with General Electric Company from 1980-2000, culminating in General Manager, Switch Gear Business.
• Member of the Compensation, Governance and Executive Committees.

JAMES T. HALE, 70	Director Since 2001
• Corporate Governance Consultant since 2004.
• Executive Vice President, General Counsel and Corporate Secretary for Target Corporation from 2000-2004. Senior Vice President, General Counsel and Corporate Secretary for Target from 1981-2000.
• Held various Vice President positions with General Mills, Inc., from 1979-1981. Practiced law at Faegre & Benson LLP from 1966-1979.
• Chair of the Governance Committee, member of the Compensation and Executive Committees.

H. CHRIS KILLINGSTAD, 55	Director Since 2005
• President and Chief Executive Officer for Tennant Company since 2005.
• Vice President, North America, for Tennant from 2002-2005.

• Held various senior management positions with The Pillsbury Company, including Senior Vice President and General Manager, from 1990-2002.  International Business Development Manager for PepsiCo Inc. from 1982-1990.  Financial Manager for General Electric from 1978-1980.

Meeting Attendance

During 2010, our Board met on six occasions.  All directors attended at least 85% of Board and respective Committee meetings on which they serve.

As set forth in our Corporate Governance Principles, all members of our Board are encouraged to attend all annual meetings of shareholders.  All directors attended the 2010 Annual Meeting of Shareholders, except Mr. Shank who had a schedule conflict.

Director Independence

Our Board uses criteria established by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission to determine director independence.  The Governance Committee reviews relevant information no less than annually to determine whether the Board members meet the applicable criteria.  Our Board has determined that Ms. Eicher and Messrs. Austen, Balagna, Hale, Mathieson, Mulligan, Shank, Sonnenberg and Wichmann are independent based on the standards referred to above.

The only relationships that exist between our directors and our Company or management are ordinary course of business commercial transactions involving the purchase of the Company’s products and product maintenance services by companies that employ certain of our directors or our purchase of products and services from companies that employ certain of our directors.  These transactions were considered by our Board in determining the independence of our directors.  The Board considered the fact that in 2010 Ms. Eicher was an executive officer of The Dow Chemical Company, Mr. Mathieson was an executive officer of RSC Holdings, Inc., and Mr. Mulligan was an executive officer of General Mills, Inc., and that their respective companies purchased goods and product maintenance services from us in amounts that were less than 2% of their gross revenues (which are greater than $1 million) for the year.  Based on the relevant facts and circumstances, neither Ms. Eicher nor Messrs. Mathieson or Mulligan has a material interest in these transactions.  In addition, certain of our other non-management directors are affiliated with entities that have business relationships with us involving the purchase and sale of products and product maintenance services; however, the amounts were less than $53,000 in 2010.  The Board also considered that the Company has purchased vision insurance from a subsidiary of UnitedHealth Group, Mr. Wichmann’s employer.  Based on the relevant facts and circumstances, Mr. Wichmann does not have a material interest in these transactions.  Furthermore, the vision insurance purchased by the Company is a standard insurance product with customary premiums and no advisory services are being provided by UnitedHealth Group.  The amounts we paid UnitedHealth Group for these services in 2010 were less than 2% of UnitedHealth Group’s gross revenues (which are greater than $1 million).

The Board was provided with this information and concluded that none of the relationships interfere with the independence of these directors or present a conflict of interest.

Board Leadership Structure

Our Board has four standing committees: Audit, Compensation, Governance and Executive.  Each of the Board committees is comprised solely of independent directors with each committee having its own chair.

Our President and Chief Executive Officer (“CEO”), Mr. Killingstad, is a member of the Board.  However, as was the case with his predecessor, he has not been appointed as Chair.  He works closely with the Lead Director to set and approve the agenda of the Board meetings, to ensure that there is an appropriate flow of information to the Board, and to make sure that management properly and adequately addresses matters of interest to the Board.  Mr. Killingstad conducts the actual Board meetings but the Lead Director conducts the meetings of the Executive Committee of the Board, which consists of all non-management directors.  Currently, the positions of Lead Director and Chair of the Executive Committee are combined.

The Board appointed Stephen Shank, Chair of the Executive Committee, as Lead Director in August 2009.  The Board’s criterion for Lead Director is that he or she must be an independent director appointed by the Board.  The role of the Lead Director is to provide independent leadership to the Board, act as a liaison between the non-management directors and the Company and ensure that the Board operates independently of management.  The Lead Director is appointed for a one-year term and may serve successive terms, but the Board retains the right to remove or replace the Lead Director in its discretion.  The person serving as Chair of the Executive Committee shall typically also be the Lead Director, unless the Board decides otherwise.

The principal responsibilities assigned to the Lead Director include:

•	Chairing the Board in the absence of the CEO;

•	Organizing and presiding over all executive sessions of the Board;

•	Serving as liaison between the non-management members of the Board and the CEO;

•	In concert with the CEO and other directors, setting and approving the agenda for Board meetings, including approval of schedules to assure sufficient time for discussion of all agenda items;

•	In concert with the CEO and committee chairs, ensuring the appropriate flow of information to the Board and reviewing the adequacy and timing of documentary materials provided to the Board;

•	Communicating to management as appropriate the results of private discussions among independent directors;

•	Holding one-on-one discussions with individual directors where requested by the directors or the Board;

•	Ensuring his or her availability for consultation and direct communication with major shareholders, if requested by such shareholders; and

•	Carrying out other duties as requested by the Board.

The Board has chosen this leadership structure because it believes that it fosters good communication between management and the Board, provides strong independent leadership to oversee and challenge management and provides the optimal level of Board involvement in strategic decision making and risk oversight.

Board’s Role in Risk Oversight

The Board takes an active role in risk oversight of the Company both as a full Board and through its Committees.  The agendas for the Board and Committee meetings are specifically designed to include an assessment of opportunities and risks inherent in the Company’s operations, strategies and compensation plans.  The Board meets in executive session after each regularly scheduled Board meeting to, among other things, assess the quality of the meetings and to collect feedback for the Lead Director to present to the CEO and management.  Such feedback includes any requests for specific information to assist the Board in carrying out its duties, including risk oversight.  We believe that the process followed by our independent directors and led by our Lead Director provides an appropriate level of Board oversight of risk.

In addition, the Company conducts an annual enterprise-wide risk assessment.  A formal report is delivered to the Audit Committee and to the Board each December.  Risk assessment updates are provided at each regularly scheduled quarterly Audit Committee and Board meeting and more frequently if requested by a Committee, the Board or recommended by management.  The objectives for the risk assessment process include (i) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management, (ii) developing and addressing a defined list of key risks to be shared with the Audit Committee, Board and management, (iii) determining whether there are risks that require additional or higher priority mitigation efforts, (iv) facilitating discussion of the risk factors to be included in Item 1A of our Annual Report on Form 10-K, and (v) guiding the development of the next year’s audit plans.

In 2010, the risk assessment process was conducted by members of our outsourced internal auditor, along with members of an internal risk committee (“Risk Committee”) consisting of senior level staff from the legal, finance and risk departments.  Members of the Risk Committee and our internal auditor interviewed key department and functional leaders from all functions and geographies of the Company to identify and evaluate risks and the steps being taken to mitigate the risks.  Any identified risks were prioritized based on the potential exposure to the business, measured as a function of severity of impact and likelihood of occurrence.  The process also included evaluating management’s preparedness to respond to the risk if realized.  The risk profiles and current and future mitigating actions were discussed and refined during subsequent discussions with management.  A summary of the results of the risk assessment process and our risk mitigation activities was presented to the Audit Committee, provided to the full Board, and discussed by the Board in executive session.  Management responded to Board requests for further information and additional mitigation plans.

Also, to improve the Board’s visibility into transactions that could potentially expose the Company to risk, on December 14, 2010, the Board updated its formal delegation of authority policy for non-ordinary course expenditures in order to add to and clarify areas in which Board review and approval are required.

Annually, the Compensation Committee discusses the Company’s compensation policies and practices regarding the appropriateness of the level of enterprise risk associated with the Company’s incentive plans, including a review of the metrics and checks and balances to mitigate risks for inappropriate or fraudulent behavior that could potentially arise in connection with the Company’s plans including our short-term and long-term incentive compensation plans and sales commission and incentive plans.  In February 2011, management presented to the Committee its analysis of the risks associated with the Company’s compensation policies and practices and its conclusion that such policies and practices are not reasonably likely to have a material adverse effect on the Company, and the Committee discussed this conclusion with management.

Board Committees

As mentioned above, we have four standing committees of the Board: Audit, Compensation, Governance and Executive.  Membership on these committees is limited to independent directors.  The Board has determined that each of our committee members is free of any relationship that would interfere with their exercise of independent judgment, and is an independent director within the meaning of the listing standards of the NYSE and applicable Securities and Exchange Commission regulations, and if applicable, certain Internal Revenue Code provisions.

Audit Committee

The Audit Committee is comprised of David Mathieson (Chair), Jeffrey A. Balagna, Carol S. Eicher, Donal L. Mulligan and David S. Wichmann.

The Board uses the listing standards of the NYSE to determine whether the Audit Committee members possess the requisite financial literacy to serve on the Committee.  The Board has determined that all Audit Committee members are financially literate and independent.

At least one member of the Audit Committee must have accounting or related financial management expertise as required by NYSE rules.  The Audit Committee endeavors to have at all times a member who qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.  Our Board has determined that Messrs. Mathieson, Mulligan and Wichmann satisfy the requirements of an “audit committee financial expert” and that their expertise has been acquired through training and relevant experience.

The Audit Committee operates under a written charter adopted by our Board, which was most recently amended on December 14, 2010.  The Audit Committee is required to meet no less than four times throughout the year and in 2010 met on ten occasions.

The primary functions of the Audit Committee are to oversee:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The independent registered public accounting firm’s qualifications, independence and performance;

•	The performance of our internal audit function;

•	Our system of internal controls over financial reporting;

•	Our risk assessment and management policies; and

•	Significant financial matters of the Company.

Compensation Committee

The Compensation Committee is comprised of Stephen G. Shank (Chair), William F. Austen, James T. Hale, Steven A. Sonnenberg and David S. Wichmann, all of whom meet the criteria for independence under the NYSE listing standards, Section 162(m) of the Internal Revenue Code and Rule 16-3 of the Securities Exchange Act of 1934.

The Compensation Committee operates under a written charter adopted by the Board, which was most recently amended on February 17, 2010.  The Compensation Committee is required to meet no less than two times throughout the year and in 2010 met on four occasions.

The primary functions of the Compensation Committee are to assist us in maximizing shareholder value by ensuring that executive officers are compensated in accordance with our philosophy, objectives and policies.  Specifically, the Compensation Committee has established a total compensation policy that:

•	Supports our overall strategy and objectives;

•	Attracts and retains key executive officers;

•	Links total compensation to financial performance and the attainment of strategic objectives;

•	Provides competitive total compensation opportunities at a reasonable cost while enhancing short-term and long-term shareholder value creation; and

•	Discourages risk-taking behavior that would be likely to have a material adverse effect on our Company.

The Compensation Committee sets the compensation for our executive officers and evaluates their compensation against performance goals and objectives.  The Committee also reviews management’s process for assessing whether incentive compensation plans for both executive and non-executive employees are likely to have a material adverse effect on our Company.  In February 2011, the Committee conducted its annual review of the Company’s incentive plans and of management’s conclusion that the plans do not pose a level of risk that could have a material adverse effect on the Company.  In addition, the Committee recommends pay levels for non-management directors including retainers and fees for approval by the full Board.  Given the inherent conflict of directors setting their own pay levels, these recommendations are reviewed by third parties such as our human resources department and outside consultants.

Use of Outside Compensation Consultants

The Compensation Committee engages outside compensation consultants to assist it in the performance of its duties.  In August of 2010, the Committee retained Aon Hewitt (“Hewitt”) to advise it on 2011 executive officer and non-management director compensation including (i) making recommendations regarding the form and amounts of executive officer and non-management director compensation, (ii) providing market and performance data as a backdrop to the Committee’s decisions regarding executive officer and non-management director compensation, and (iii) advising the Committee as to best practices and recent legal and regulatory considerations regarding executive officer and non-management director compensation. Hewitt has performed services for the Committee since 2008.

Hewitt reports directly to the Compensation Committee and works collaboratively, as directed by the Chair of the Committee, with management.  Hewitt’s primary responsibilities include providing market data and interpretive information on executive compensation best practices and trends and background information for recommendations on the design and composition of compensation packages for the executive officers.

The Compensation Committee annually evaluates Hewitt’s ability to provide independent advice and has concluded that Hewitt was independent with regard to the services it provided to the Committee in 2010 because (i) it reported directly to the Committee, (ii) the Committee could solicit advice and consultation without management’s direct involvement and (iii) the vast majority of the services performed by Hewitt in 2010 were at the request of the Committee.  The Committee was advised in advance of the only occasion when work was performed for management regarding non-executive compensation and believes that such project was immaterial and did not compromise Hewitt’s independence.  In 2010, the work performed on the non-executive compensation matter resulted in a fee of $1,638.

The Compensation Committee has established a process to limit potential conflicts of interest should management desire to seek advice from the Committee’s retained outside compensation consultant for non-executive compensation matters.  Specifically, the Committee determined that if management desires to use the consultant to provide any advice on non-executive compensation matters, the consultant shall contact the Chair and inform the Chair of such request for non-executive compensation services.  The Committee delegated to the Chair the authority to make a decision as to whether the service is appropriate.  The Chair is required to inform the Committee of any such request or approval granted no later than at the next scheduled meeting of the Compensation Committee.  The outside consultant, no less than annually, must provide a summary to the Committee describing any non-executive compensation services provided to the Company.

Additional information about the role of the compensation consultant is set forth below under “Compensation Discussion and Analysis, Compensation Determination Process.”

Governance Committee

The Governance Committee is comprised of James T. Hale (Chair), William F. Austen, Carol S. Eicher, David Mathieson, Stephen G. Shank and Steven A. Sonnenberg.

The Governance Committee operates under a written charter adopted by our Board, which was last amended on February 18, 2004.  The Governance Committee does not have a required number of meetings.  In 2010, the Governance Committee met on three occasions.

The primary purpose of the Governance Committee is to:

•	Assist the Board in identifying individuals qualified to become Board members;

•	Determine the composition of the Board and its Committees;

•	Lead the Board in its annual review of the Board’s performance;

•	Regularly review and, when applicable, recommend to the Board changes to our Corporate Governance Principles, Articles of Incorporation, By-Laws and Board committee charters; and

•	Assist the Board in understanding and complying with new corporate governance laws and regulations affecting the Company.

Executive Committee

The Executive Committee is comprised of Stephen G. Shank (Chair), William F. Austen, Jeffrey A. Balagna, Carol S. Eicher, James T. Hale, David Mathieson, Donal L. Mulligan, Steven A. Sonnenberg and David S. Wichmann, constituting all of the independent, non-management directors.  Mr. Shank, as Chair and Lead Director, presides at the Executive Committee meetings.

The Executive Committee operates under a written charter adopted by the Board which was last amended on February 18, 2004.  The Executive Committee is to meet no less than four times throughout the year and in 2010 met on six occasions following scheduled Board meetings, which constitute executive sessions.

The primary purpose of the Executive Committee is to review such matters and take such actions as are appropriate to be reviewed or taken by the non-management directors of the Board, including the annual review of the CEO’s performance, setting the CEO’s compensation, review and approval of our management succession plan and review and assessment of the risks and opportunities inherent in the Company’s strategic decision making.

Board and Committee Member Nominations, Appointments and Qualifications

Committee Appointments

Our Board appoints members of its Committees annually upon recommendation of the Governance Committee after taking into account the desires, experiences and expertise of individual directors, the recommendations of the CEO and the benefits of rotating Committee membership.

Director Nomination Process

The Governance Committee of the Board is responsible for recommending nominees for election to the Board.  As required by our Corporate Governance Principles, this Committee is responsible for reviewing with our Board, on an annual basis, the requisite skills and characteristics of individual members.  The Committee must also balance the composition of the Board, as a whole, with the needs of our Company.  The Governance Committee reviews all director nominees and recommends to the Board those persons whose attributes it believes are most beneficial to our Company.

The Committee’s assessment of each director nominee takes into consideration the needs of the Board, the ability to effectively represent the shareholders and stakeholders generally, as well as the following attributes:

•	Experience	•	Skills
•	Diversity	•	Competence
•	Integrity	•	Dedication

The Board does not have a policy with regard to the consideration of diversity in identifying director nominees; however, as indicated above, diversity is one of the factors that the Board takes into consideration when assessing director nominees.  In that regard, the Board defines “diversity” broadly to include race, gender, national origin, functional experience, geographic representation and personal skills and attributes.  The Board looks for candidates who have public company experience, have a history of demonstrating strong and ethical leadership, are sufficiently senior and adept at understanding and evaluating strategic, financial and operational risks and have the expertise to create a well-rounded board.  The Board has recently sought to identify, appoint and nominate for shareholder approval candidates with expertise in global expansion, global sales and marketing, mergers and acquisitions, manufacturing and operations, process improvement, financial expertise, corporate governance and experience in disruptive technologies.

The Committee also considers our Corporate Governance Principles, which include the following factors when considering director nominees:

•	The size of the Board	•	Other board service
•	Directors with job changes	•	Retirement
•	Director terms	•	Independence matters

Once a recommendation is made by the Governance Committee, it is reviewed by the full Board.  In making its decision to nominate directors, the Board considers all of the above factors.

Director Qualifications

All of our directors meet the expectations described above and in addition, each has a particular area of expertise that is of value to the Company and has led to a well-rounded Board.  The following describes the particular experience, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as a director of the Company.

•
Mr. Austen brings a broad strategic perspective as one of the top leaders at Bemis Company where he serves as Vice President, Operations.  He is a talented leader in global manufacturing and operations with experience in global mergers, acquisitions and business integration.  This experience is relevant to our business due to our international operations and growth through acquisitions.

•
Mr. Balagna has a history of demonstrated leadership in global operations, marketing and technology in his roles at Carlson Marketing Worldwide, Carlson Companies, Medtronic, Inc. and General Electric.  His wide-ranging expertise and strong process improvement skills are particularly valuable as we seek to improve our underlying business processes and build a more scalable business model to support global expansion.

•
Ms. Eicher brings a wealth of global manufacturing, operations and merger and acquisition experience from her senior leadership positions at The Dow Chemical Company, Rohm and Hass Company, Ashland Chemical Company and E.I. DuPont de Nemours and Company, Inc.  In these positions she has led expansion efforts in developing countries and can provide insights as to the issues we may face as we expand our presence in Brazil, Russia, India, China, the Middle East and other developing countries.

•
Mr. Hale, a corporate governance expert and the former General Counsel and Executive Vice President of Target Corporation, has significant experience working with public company corporate governance.  As part of his past legal experience in private practice and in-house at General Mills, Inc., and Target Corporation, he also acquired significant experience with mergers and acquisitions, an important component of our growth strategy.

•
Mr. Killingstad, our President and CEO, through his work with General Electric, PepsiCo Inc. and The Pillsbury Company, as well as with the Company, has led global expansion and turnaround efforts and has developed expertise in the areas of product innovation, brand marketing and building strong leadership teams.  He has also developed and grown start-up enterprises within a corporate environment, a skill that he is applying to our chemical-free business expansion.

•
Mr. Mathieson, a Scottish native, has extensive management experience from his role as Principal of David Mathieson LLC and brings global financial expertise from his role as Chief Financial Officer with RSC Holdings, Inc., Brady Corporation, Honeywell, Inc. and other multinational public companies.  In addition, he has led global acquisition teams and implemented systematic processes to measure and enhance operational effectiveness, a skill set that has proved invaluable to us as we continue to cut costs and make our internal operations more scalable.

•
Mr. Mulligan is the Executive Vice President and Chief Financial Officer for General Mills, Inc.  He was selected by the Board not only because of his financial expertise and his various senior financial and operations leadership positions at large multinational public companies, but also because of his knowledge in developing, marketing and branding innovative products, which is particularly relevant to our current business, which involves the regular introduction of new and innovative products to the market.

•
Mr. Shank has a unique background and skills that qualify him not only to be on the Board, but to serve in the role of Lead Director.  He was a corporate lawyer with Dorsey & Whitney LLP, a well-recognized Minneapolis law firm, served as General Counsel and then became the CEO of Tonka Corporation, and developed and took public one of the first successful accredited online universities, Capella Education Company.  He recently retired as CEO and Chair of Capella but continues to serve on Capella’s board.  He is able to devote considerable attention to our Company matters and brings a visionary yet disciplined approach to our business.

•
Mr. Sonnenberg is an expert in global sales, operations and expansion.  His leadership roles with Emerson Electric Company and its various divisions have helped him acquire a specific expertise in process improvement, grounded in systems and metrics that are critical to successful, scalable growth and expansion, which applies directly to our recent process improvement and growth initiatives.  His experience with global acquisitions and joint ventures is particularly valuable as we grow our global business.

•
Mr. Wichmann was selected by the Board for his global financial and operations expertise.  In addition to being a seasoned senior executive with UnitedHealth Group Incorporated, he has experience across multiple businesses through his early consulting practice with Arthur Anderson and as Chief Executive Officer of a company in the same business segment as our

Company. His understanding of business processes, finance, accounting and internal controls adds discipline to our growth initiatives.

This is the first time that Ms. Eicher and Mr. Mulligan have been nominated for election by shareholders.  Ms. Eicher was appointed in 2008 following a search for a qualified director candidate undertaken by The Directors’ Council, an independent executive search firm.  Ms. Eicher was identified as a potential candidate by the search firm and, following a review process led by the Governance Committee, the Governance Committee recommended and the Board appointed her as a member of our Board.

In 2009, the Board, upon recommendation of the Governance Committee, appointed Mr. Mulligan as a member of our Board.  At that time, the Board specifically sought candidates with global and financial expertise who could serve on our Audit Committee and sought individuals with a reputation for effective and ethical leadership, as well as an understanding of strategic risk.  Although the Board had previously retained search firms to assist in the identification of candidates, on this occasion it used an internally developed search process led by the Governance Committee to support the Company’s commitment to reducing expenses given the state of the economy in 2009.  The process included research on chief financial officers and other senior management with financial and leadership expertise at public companies headquartered in Minnesota, a review of the research results and interviews of potential candidates.  Mr. Mulligan, who was identified by non-management directors as a potential candidate in this process, was selected and appointed because he met the above criteria and brought the specific expertise described above.

Shareholder Nominations

The Governance Committee will consider director candidates recommended by shareholders.  Shareholder recommendations must be accompanied by a sufficiently detailed description of the candidate’s background and qualifications.  The Committee will evaluate the candidate using the same aforementioned criteria.  To recommend a qualified candidate, shareholders should write to the Chair of the Governance Committee at our principal executive office listed below.

If a shareholder wishes to nominate a director other than a person nominated by the Board of Directors, under our Restated Articles of Incorporation a shareholder of record must submit to our secretary a written request that a person’s name be placed in nomination.  This request must be received not less than 75 days prior to the date fixed for the meeting, along with the written consent of the proposed nominee to serve as a director.

Communication with the Board of Directors

All interested parties, including shareholders, may communicate with the independent members of the Board by writing to the Lead Director at:

ATTN: General Counsel, Mail Drop #29
Tennant Company
701 North Lilac Drive
P. O. Box 1452
Minneapolis, MN 55440-1452

All of the communications will be delivered to the General Counsel who will forward communications to the Lead Director to address the matter.

Committee Charters and Other Governance Documents

All four Committee Charters, as well as other governance documents including our Corporate Principles and Business Ethics Guide, are available online by following these instructions:

•	Go to our website at www.tennantco.com

•	Click on “Investors”

•	Click on “Corporate Governance”

Director Compensation for 2010

Based on a review of external data presented by Hewitt showing that the compensation of the non-management directors of the Company was below that of our comparator group, at its meeting on February 17, 2010, the Board approved several changes to the non-management director compensation package.  For the Board Year commencing with the 2010 annual shareholders’ meeting, the Compensation Committee recommended and the Board approved the following: (i) an annual $10,000 cash stipend be paid to the Lead Director/Chair of the Executive Committee; (ii) an increase in the annual retainer from $30,000 to $40,000; (iii) an increase in the meeting fees from $1,000 per meeting to $1,500 per meeting; (iv) an annual grant of restricted shares with a fair market value of $30,000 as of the grant date; and (v) an annual grant of stock options with a fair market value of $30,000 as of the grant date.  The annual $10,000 cash stipend to the Audit Chair and the annual $5,000 cash stipend to the Chairs of the Governance and Compensation Committees remained unchanged from 2009.  Fees earned may be paid in cash or elected to be deferred under the Tennant Company Executive Non-Qualified Deferred Compensation Plan.  For additional information on this plan, see the Non-Qualified Deferred Compensation discussion under “Compensation Discussion and Analysis, Compensation Elements, Other Plans, Agreements and Special Payments, Non-Qualified Deferred Compensation.”

With the exception of meeting fees, all other compensation paid to our directors who join the Board between annual shareholder meetings is pro-rated for partial years of Board service.  All directors operate under this compensation arrangement.  Each Board Year commences on the date of the annual meeting of shareholders in such year.

This non-management director compensation package is reviewed periodically by the Compensation Committee and the Board using external data derived from the outside compensation consultant’s review of proxy and survey data from the same sources as used in the executive compensation determination process.  See, “Compensation Discussion and Analysis, Compensation Determination Process.”

The Board has adopted a stock ownership goal for non-management directors of five times their annual cash retainer paid by the Company, to be attained within five years from the date of election to the Board.  Progress toward these ownership grants is measured once each year at the time of the February Board meeting.  Ownership levels are calculated using the estimated after-tax value of restricted shares and the potential gains from vested and unvested options, as of the close of market on December 31 of the year immediately preceding the year of calculation.  Directors who have served on our Board for five years or more have achieved their goals.  Newer Board members are on pace for achieving their ownership targets within the five-year period.

The table below summarizes compensation paid to non-management directors for fiscal 2010:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(4)	Total ($)
William F. Austen	57,500	29,995	29,996	117,491
Jeffrey A. Balagna	59,000	29,995	29,996	118,991
Carol S. Eicher	63,000	29,995	29,996	122,991
James T. Hale	63,500	29,995	29,996	123,491
David Mathieson	74,500	29,995	29,996	134,491
Donal L. Mulligan(1)	61,500	43,238	36,546	141,284
Stephen G. Shank	72,500	29,995	29,996	132,491
Steven A. Sonnenberg	57,500	29,995	29,996	117,491
David S. Wichmann	65,500	29,995	29,996	125,491

____________________

(1)
Mr. Mulligan was appointed to the Board in December 2009.  As such, he was entitled to receive a pro-rated compensation package, including a grant of stock options and restricted shares that, pursuant to our equity award approval policy, occurred on the first day of the next open window period after his appointment to the Board, which was February 26, 2010.  In May 2010, he also received the annual compensation package that all non-management directors received for the Board year from 2010 to 2011.

(2)	Includes annual retainer and meeting fees paid in cash as well as deferred.

(3)
The valuation of stock and option awards is calculated using the aggregate grant date fair value, computed in accordance with FASB ACS Topic 718.  See Note 15 – "Stock Based Compensation" to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010, for the assumptions used in such valuation.

(4)	The following table shows the aggregate number of stock awards and option awards held by each person who served as a non-management director during 2010, as of December 31, 2010:

STOCK AND OPTION AWARDS

Name	Outstanding Shares (#)	Outstanding Options (#)
William F. Austen	5,704	8,694
Jeffrey A. Balagna	8,807	14,256
Carol S. Eicher	3,423	5,653
James T. Hale	13,651	24,256
David Mathieson	6,135	9,270
Donal L. Mulligan	1,422	2,985
Stephen G. Shank	14,307	24,256
Steven A. Sonnenberg	7,617	11,740
David S. Wichmann	1,914	3,641

Director Compensation for 2011

No changes to the non-management director compensation package are expected to be made in 2011.

ITEM 1 – ELECTION OF DIRECTORS

Our Restated Articles of Incorporation state that directors are elected for staggered three-year terms, with approximately one-third of the directors elected each year.

At the Annual Meeting, four directors are to be elected.  If elected, each will serve a three-year term to expire at the time of the Annual Meeting in 2014 and, in each case, until their successors are elected and have qualified.  Each nominee has expressed his or her willingness to serve.  In the event that any of the nominees is not a candidate at the Annual Meeting, it is the intention of the named Proxies on the enclosed Proxy Card to vote in favor of the remaining named nominees and to vote for a substitute nominee selected by the Governance Committee.

Our Board, upon recommendation of the Governance Committee, has designated Carol S. Eicher, David Mathieson, Donal L. Mulligan and Stephen G. Shank as nominees for election at the 2011 Annual Meeting to serve a three-year term expiring in 2014.

Our Board of Directors, upon recommendation of the Governance Committee, recommends a vote FOR each of the director nominees.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM INFORMATION

Fees Paid to Independent Registered Public Accounting Firm

The following table represents fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements and fees billed for tax services rendered by KPMG for the years ended December 31, 2010, and 2009:

Description of Fees	2010 Amount	2009 Amount
Audit Fees(1)	$947,794	$1,381,000
Audit-Related Fees(2)	—	26,000
Tax Fees(3)	251,933	319,000
Total	$1,199,727	$1,726,000

____________________

(1)
Audit Fees for 2010 and 2009 include professional services rendered in connection with the audit of our consolidated financial statements, including quarterly reviews, statutory audits of certain of our international subsidiaries and the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	2009 Audit-Related Fees consisted primarily of procedures related to review of our Form S-3 and SEC comment letter.

(3)
Tax Fees for 2010 consisted primarily of international tax compliance and consulting services.  Tax Fees for 2009 consisted primarily of international expatriate tax services and international tax compliance and consulting services.

The Audit Committee has adopted a Pre-Approval Policy for Non-Audit Services, which appears on our website as an exhibit to the Audit Committee charter.  All services were performed in compliance with the Pre-Approval Policy.  The Audit Committee has determined that the provision of the above non-audit services was compatible with maintaining the independence of our independent registered public accounting firm.

Audit Committee Report

The Audit Committee’s meetings are designed to facilitate and encourage private communication between the Committee and our independent registered public accounting firm, KPMG.  In addition, the Committee complied with its charter responsibilities and reviewed and discussed the audited consolidated financial statements with management.  The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the FASB Accounting Standards Codification relating to Auditor’s Communication With Those Charged With Governance.

Our independent registered public accounting firm also provided to the Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding independence, and the Committee discussed with the independent registered public accounting firm the firm’s independence.

Based upon the Committee’s discussion with management and the independent registered public accounting firm and the Committee’s review of audited consolidated financial statements and the report of the independent registered public accounting firm to the Committee, the Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Members of the Audit Committee

David Mathieson (Chair)	Jeffrey A. Balagna	Carol S. Eicher
Donal L. Mulligan	David S. Wichmann

ITEM 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the shareholders will vote on the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2011.

KPMG is an independent registered public accounting firm that has audited our accounts annually since 1954.  We have been advised that a representative of the firm will attend the Annual Meeting.  The representative will be available to respond to appropriate questions and will be given the opportunity to make a statement if the firm so desires.

Our Board of Directors, upon recommendation of the Audit Committee, recommends a vote FOR ratification of KPMG LLP as our independent registered public accounting firm.

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

The Compensation Committee of our Board (the “Committee”) administers and makes decisions regarding our executive compensation and benefit programs.  The following discussion should be read in conjunction with the Summary Compensation Table and related tables and footnote disclosure setting forth the compensation of our CEO and other executive officers named in the Summary Compensation Table (the “Named Executives”).

Overview of 2010 Performance

For 2010, reflecting the economic conditions as of February 2010, the Committee designed the 2010 Short-Term Incentive Plan (“STIP”) to focus management incentives on improving the Company’s Operating Profit (“OP”) and Working Capital (“WC”).  For eligible employees in the United States, the Company’s OP goal was $24.7 million (weighted 70%) and its WC goal, as a percentage of sales, was 25.2% (weighted 30%).  Achieving these goals would have entitled the executive officers to earn 100% of their target payout.  The Company exceeded these goals resulting in a payout of 155% of each Named Executive’s target bonus, except Mr. Huijser, who received a 139% payout against his target bonus reflecting lower performance results in certain international markets.  Additional information on the 2010 STIP payout and calculation is discussed in the 2010 STIP section under “Short-Term Incentive Plans.”

Performance Measure	2010	2009	Change

Operating Profit	$36,857,011	$18,867,041	95% improvement

Working Capital (as a percentage of sales)	23.5%	28.2%	470 basis point decline

Throughout 2010, we executed well despite a challenging economic environment.  We reported four quarters in a row of double-digit organic sales growth, improved our gross profit margin for the year by 130 basis points up to 42.6% from 41.3% in 2009, and significantly improved our year-over-year OP and WC as shown in the following performance table.  See also our Annual Report on Form 10-K for the year ended December 31, 2010, for more details.

We also saw year-over-year improvements in shareholder return.  The following graph compares the cumulative total shareholder return on Tennant’s common stock, the overall stock market performance index (Morningstar U.S. Market) and Manufacturing Peer Group (Morningstar Manufacturing Sector) for the last three fiscal years, assuming an investment of $100 on December 31, 2005, including the reinvestment of dividends.  For a 5-Year Cumulative Total Return Comparison, see our Annual Report on Form 10-K for the year ended December 31, 2010.

With respect to the 2010-2012 Long-Term Incentive Plan (“LTIP”), the Committee designed the plan to focus on stock appreciation for the 2010-2012 fiscal years through a mix of stock options, performance-based Restricted Stock Units (“RSUs”) and restricted stock.  The performance-based RSUs are paid in cash at the end of the three years if the performance target is achieved.  The performance target used for the 2010-2012 RSUs was Return On Invested Capital (“ROIC”) relative to internal and peer group performance metrics.  For more details, see the Long-Term Incentive Plans section under “Compensation Elements.”

Role of the Committee in the Compensation Process

The Committee ensures that our executive compensation and benefit programs are consistent with our compensation philosophy and other corporate goals and makes decisions regarding our Named Executives’ compensation and, subject to final approval from the Executive Committee, our CEO’s compensation.  It is responsible for approving the Named Executives’ Total Compensation and analyzing other benefits and perquisites for executive officers.

The Committee conducts a comprehensive review of Named Executive compensation in February of each year.  The Committee deliberates in executive session to determine the level of Total Compensation for the CEO to be recommended to the Board.  The Executive Committee of the Board completes an annual performance evaluation on Mr. Killingstad in February of each year and reviews other internal performance evaluations, a competitive market analysis and information provided by Hewitt and by our human resources staff which includes our Vice President, Administration.  For the other Named Executives, the Committee takes into consideration the recommendations of the CEO based on Company and individual performance evaluations, competitive market data and feedback provided by Hewitt and by our Vice President, Administration.

Compensation Objectives

Our overall objective is to align executive compensation with the short-term and long-term goals of our Company and our shareholders.  In addition, we seek to offer a program that provides a comprehensive compensation package that is competitive with those of similarly-sized U.S. durable goods manufacturing companies.  Our compensation programs take into account that an executive’s actual compensation level may be greater or less than average competitive levels based on our annual and long-term financial performance against pre-established goals, the individual’s performance and the individual’s scope of responsibilities.

Specifically, our compensation programs are designed to:

•	Create a relationship between pay and performance by providing a strong link between our short-term and long-term business goals and executive compensation;

•	Attract and retain high-caliber key executive officers who can create long-term financial success for our Company and enhance shareholder return;

•	Motivate executive officers to achieve our goals by placing a significant portion of pay at risk;

•	Align the interests of executive officers with those of our shareholders by providing a significant portion of compensation in stock-based awards; and

•	Discourage risk-taking behavior that would be likely to have a material adverse effect on our Company.

Compensation Determination Process

The Committee typically meets three to four times a year to consider various aspects of executive officer and non-management director compensation.  Among other things, it decides how to allocate executive compensation among base salary, short-term and long-term variable pay, and equity awards (together, “Total Compensation”), and also determines the target level of Total Compensation for each executive.  The Committee seeks to set Total Compensation and the allocation between each element so that it is consistent with our compensation objectives.

When setting the executive officers’ Total Compensation, the Committee considers both internal and external data.  It receives information from our human resources department and the CEO regarding (i) each executive officer’s performance, tenure, experience, management capabilities and contributions to our operations, and (ii) the tactical and strategic value to us of specific skill sets of certain key executives.  In assessing the CEO’s performance, the Compensation Committee and Executive Committee evaluate the Company’s financial performance against that of peer companies, the CEO’s performance against goals, strategic development of the Company and the CEO’s self-evaluation of his own performance.  The Committee receives external reference data, primarily in the form of competitive market data, from its outside compensation consultant.  Since 2008, the Committee has used Hewitt to provide such external market information.  See discussion regarding “Use of Outside Compensation Consultants” under the “Compensation Committee” description.  For 2010 and 2011, the Committee reviewed competitive market data drawn from the proxy data of the comparator group identified below, the survey data from the Hewitt Total Compensation MeasurementTM database (“Survey Data”) and Hewitt’s analysis of the collected data.

Comparator Group

The comparator group used for benchmarking 2010 Total Compensation for the Named Executives and for our non-management director compensation is comprised of companies that (i) have annual revenues in line with ours, (ii) have a global presence, (iii) are in the same general industry as us, and (iv) are contained in Hewitt’s proprietary survey database, thereby giving the Committee access to detailed compensation and plan design information.

The 22 companies that made up our 2010 comparator group were:

Ameron International	Mueller Water Products, Inc.
Chart Industries, Inc.	Nordson Corporation
Circor International, Inc.	Omnova Solutions, Inc.
Donaldson Company, Inc.	Polaris Industries, Inc.
Esco Technologies, Inc.	Robbins & Myers, Inc.
Federal Signal Corporation	Sauer-Danfoss, Inc.
H.B. Fuller Company	Thermadyne Holdings Corporation
Graco, Inc.	Tredegar Corporation
Johnson Outdoors, Inc.	Trimas Corporation
Kaydon Corporation	Valmont Industries, Inc.
Milacron, Inc.	Zep, Inc.

The comparator group used for benchmarking 2011 Total Compensation for the Named Executives and for our non-management director compensation is comprised of the same companies listed above except that Milacron, Inc. was removed due to its Chapter 11 bankruptcy filing.

The following table summarizes our revenue percentile ranking within this comparator group:

Revenue
50th percentile	$869.4
Tennant Company	$701.4
Tennant Company percentile rank	27%

All figures in millions as of the latest fiscal year-end available as of February 16, 2010, the date on which the Committee considered this information in connection with setting compensation for 2010.

Factors Considered in Setting Compensation Levels

For 2010, the Committee used the external reference data described above to benchmark the positions of the Named Executives.  This data was used to provide a range of market compensation related to the Company’s compensation strategy, for positions of similar size and complexity.  This is one of the many factors considered by the Committee in setting compensation.  In addition to the data, the Committee also reviews strategic contributions, areas of responsibility, internal equity and the general economic climate when setting compensation levels.

Based on the Committee’s review of the internal and external information described above, it placed our Named Executives into four tiers for Total Compensation.  The most highly paid Named

Executive was our President and CEO, Chris Killingstad, due to his key role in setting the strategic direction of the Company and driving the Company’s overall performance.  The Committee’s intent was that the next most highly paid Named Executive be our Chief Financial Officer, Tom Paulson, due in large part to the fact that Mr. Paulson has a broader role than a typical CFO, including overseeing our information technologies group and our business development activities.  The Vice President, International, Karel Huijser, and Vice President, Global Operations, Don Westman, comprised the third tier, and our Vice President, Administration, Thomas Dybsky, was in the fourth tier for Total Compensation.  Despite the intended tiering described above, Mr. Huijser’s Total Compensation is above that of many of the Named Executives due to the fact that (i) he receives perquisites not paid to other officers because of the different compensation package structures common for a person in his position based in Europe, and (ii) he is paid in Euros and his relative position in terms of U.S. dollars is affected by fluctuations in the value of the Euro.  In 2010, the Committee considered these tiers when it set the short-term and long-term targets for the Named Executives.

The compensation strategy for the Company is to target compensation levels with a competitive range around the 50th percentile in cash compensation (base salary plus short-term incentive) and the 75th percentile for long-term incentive, therefore resulting in a Total Compensation level targeted between the 50th and 75th percentile.

In setting 2010 compensation levels, the Committee reviewed the target cash compensation of each Named Executive from 2009 against the compensation strategy and found that each was within a competitive range for each compensation element, when taking their respective area of responsibility into account.  Because the cash compensation was within our targeted compensation levels, the Committee decided to take no actions to change cash compensation for any of the Named Executives beyond annual base salary increases consistent with pay increases allocated to the overall employee population.

In setting 2010 long-term compensation, the Committee assessed the 2009 performance of the Named Executives, including the CEO, and determined that they had achieved pre-established goals and delivered strong performance despite very challenging market conditions.  However, the Committee, with the support of management, decided to reduce the long-term incentive levels to reflect commensurate reductions in long-term incentive levels observed among the comparator group, largely resulting from the impact of the general economic crisis on most companies’ stock prices.  Thus, the Committee reduced the long-term incentive levels for each Named Executive by an aggregate of approximately 20% (ranging from -29% for the President and CEO to -15% for other Named Executives).

	2009 LTIP Target (% of Salary)	2010 LTIP Target (% of Salary)
President and CEO	385%	275%
Vice President and Chief Financial Officer	155%	125%
Vice President, International	130%	110%
Vice President, Global Operations	130%	110%
Vice President, Administration	120%	100%

The Committee continues to monitor market trends for long-term incentives.

In addition, as part of the process in setting Total Compensation each year, the Committee determines the relative mix for each Named Executive between fixed compensation and variable compensation, keeping in mind our compensation objectives.  Over the past several years, the Committee has increased the relative proportion of each executive officer’s variable compensation in an effort to increase the amount of the executive officer’s Total Compensation that is at risk and tied to performance.  This reflects the Committee’s belief that as an executive officer’s scope and level within the organization increases so does their ability to impact our financial results and increase shareholder value.  With this in mind for 2010, Mr. Killingstad’s target Total Compensation was allocated approximately 76% to variable compensation and 24% to fixed compensation, and Mr. Paulson’s target Total Compensation was allocated approximately 61% to variable compensation and 39% to fixed compensation.  For each of the other Named Executives their Total Compensation was allocated approximately 55% to variable compensation and 45% to fixed compensation.

Compensation Elements

We seek to achieve our compensation objectives using the following elements of compensation:

Annual Compensation

Base Salary

On an annual basis, the Committee determines base salaries for executive officers including the Named Executives.  We use base salaries to provide competitive compensation to attract and retain talented executive officers.  The Committee considers the following factors in setting annual base salaries:

•	The individual’s experience and scope of responsibility;

•	The individual’s level of performance;

•	Any promotions or increases in responsibility; and

•	Competitive salaries within the market, drawing on data from our compensation survey analysis and our comparator group.

For 2010, consistent with the level of pay increases allocated to the overall employee population, the Committee approved 3% raises for all the Named Executives, effective April 1, 2010.  For 2011, except Mr. Killingstad, the Committee approved 3% raises for all the Named Executives effective March 1, 2011, again consistent with overall employee pay increases.  The Committee approved a 5% raise for Mr. Killingstad, effective March 1, 2011, in recognition of his superior performance in 2010 and to keep his base salary level competitive within the market.

Short-Term Incentive Plans

2010 STIP

Bonus awards under the STIP are paid in cash and dependent on achievement of annual performance goals established by the Committee for the Company or the relevant business line.  Our 2010 STIP used OP (weighted 70%) and WC (weighted 30%) to evaluate the Company’s annual financial performance.  OP is determined by measuring gross sales minus operating expenses, which includes the cost of sales and selling and administration expenses.  WC is determined by calculating the 12-month average of: (Accounts Receivable + FIFO Inventory – Accounts Payable)/12 Months of Net Sales.  The Committee selected these metrics because they (i) balance growth and continued operational improvement, (ii) directly measure results that would be impacted by strong performance of management, and (iii) are broadly used by other companies, easily understood by investors and reflect compensation-setting best practices.  With respect to our STIP, the Committee has authority to interpret the plan and adjust the metrics and take other actions in its sole discretion to assure that the plan operates consistently with the Committee’s goals, so long as its actions do not cause awards under the plan to fail to qualify as performance-based compensation.

Target bonus levels under the 2010 STIP were set as a percentage of a Named Executive’s base salary.  For 2010, the Named Executive’s target STIP percentages remained consistent with that of 2009 and were as follows: our CEO’s target was 115% of annual base salary; our Vice President, Chief Financial Officer’s target was 60% of annual base salary; our Vice President, Global Operations and our Vice President, International target was 50% of annual base salary; and our Vice President, Administration target was 45% of annual base salary.  The target bonus levels for the Named Executives vary for the reasons discussed in the “Setting Compensation Levels” section under “Compensation Determination Process.”

Generally, the STIP target payout for the executive officers is based 100% on the financial performance of the Company as a whole; however, for Mr. Huijser, 70% of his 2010 target bonus was tied to financial results of the Company as a whole and 30% of his 2010 target bonus was tied to the financial results of the international business.

The 2010 STIP provided that bonus payments could exceed the targeted level, but could not exceed a payment of $2,000,000 per executive officer, the cap provided in our shareholder-approved 2009 short-term incentive plan.  In addition, the total percentage payout level under the 2010 STIP was capped at 300% of the target bonus award.

The 2010 Company OP goal was $24.7 million and the Company WC goal, as a percentage of sales, was 25.2%.  The performance metrics for the international business generally required a proportionate level of performance by that unit substantially similar to that of the Company as a whole in order to achieve the target payout.  The Named Executives would have earned 100% of their target bonus if the Company met these goals.

In 2010, our Company results exceeded our goals.  The 2010 Company OP results were $37.1 million and the WC results were 23.5% of sales.  However, upon recommendation of management, the Compensation Committee exercised discretionary authority by reducing the OP achievement to $36.9 million to deduct profits that were due to the reversal of an unused portion of the 2008 restructuring charge.  This resulted in the Committee approving a payout of 155% of each Named Executive’s target bonus level, except Mr. Huijser, whose bonus level was partially calculated based on the OP and WC goals established for the international line of business.  Although the international business also exceeded its OP and WC goals, Mr. Huijser’s payout of 139% of his target bonus level reflected comparatively lower performance results in certain international markets.

Outlined below is an example of how the STIP payment is calculated using the Committee-approved levels of 2010 Company OP and WC achieved for an employee whose base salary is $300,000, target bonus award is 50% of base salary and whose payout is based solely on the performance of the Company as a whole:

OP = Base Salary x STIP Target x OP% Achieved x OP Weighting (as a % of STIP Target)

OP = $300,000 x 50% x 160% x 70% = $168,000

WC = Base Salary x STIP Target x WC% Achieved x WC Weighting (as a % of STIP Target)

WC = $300,000 x 50% x 143% x 30% = $64,350

Total STIP Payout = $168,000 (OP Total) + $64,350 (WC Total) = $232,350

2011 STIP

For 2011, the Committee applied the same basic plan design as implemented in 2010, but adjusted the slope and metrics to continue to drive improved performance and shareholder return.

Perquisites

In 2010, the Committee decided to provide the Named Executives with an annual gross perquisite allowance in lieu of providing benefits such as financial planning services, automobile expenses and club membership dues.  The amount of the annual gross allowance for the Named Executives ranges from $12,000 to $25,000.  In addition, the Company makes an executive medical examination available to its executive officers.  Please see the Summary Compensation Table for specifics.

In geographies where prevailing market practices provide, some executive officers may receive use of a Company automobile and other benefits.  In 2010, Mr. Huijser, a citizen of The Netherlands, was the only Named Executive to receive a Company automobile and educational allowance for his children.  Please see the Summary Compensation Table for specifics.

Special One-Time Payments

From time to time, as recommended by the Committee, the Board approves special one-time payments.  Due to the Company’s failure to properly report Mr. Huijser’s mandated Dutch 13-month payment and vacation pay and failure to arrange for proper tax reporting and payment of taxes on that income in calendar years 2007 and 2008, in 2010 the Company reimbursed Mr. Huijser €21,732 for a tax payment he was obligated to make.  Controls have been put in place to prevent such errors in the future.  Please see the Summary Compensation Table for specifics.

Long-Term Compensation

We believe that enabling our executive officers to develop and maintain a significant long-term ownership in the Company through our stock-based plans aligns the interests of our executive officers with our shareholders’ interests by creating a close link between executive pay and shareholder return.

We offer several ways in which executive officers receive and maintain ownership of Company stock.  Stock-based awards have typically been made available under our long-term incentive plans and restricted stock programs.  The awards made under these plans are settled in shares from our shareholder-approved equity compensation plans.

Long-Term Incentive Plans

Prior to 2009

Prior to 2009, our LTIP was a rolling three-year program designed to provide executive officers with a direct financial incentive that paid 70% in common stock and 30% in cash upon achievement of a three-year EP improvement goals.  Target awards and performance goals for each new three-year program were set annually, resulting in three plans running concurrently.  EP was defined as our net operating profit after taxes less a charge for net assets, used in the business.  The primary factors that affect EP include net sales less cost of sales, research and development expense and selling and administration expense, tax rates and a capital charge on net assets (including assets and liabilities such as inventories, receivables, property, plant and equipment, accounts payable and accrued expenses).

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EP improvement goals took several factors into account.  Among other things, we considered (i) the financial goals of the annual operating and long-range strategic plans, both of which were set by management and reviewed and approved by the Board, (ii) analyst and First Call estimates for our earnings per share growth and comparable estimates for our compensation comparator group, and (iii) the cost of capital to run our Company.

•	Target award levels were established using competitive data from the Towers Perrin compensation survey analysis (our former compensation consultant) and our comparator group.

•	Actual award levels were based on performance and ranged from 0 to 200% of the target incentive.

The Committee reserved the right to approve adjustments to our strategic goals for those situations where we made a significant investment in our business that may decrease our short-term financial performance but was believed would yield significant returns over time.  Examples of potential adjustments, which the Committee could make in its discretion, included acquisitions, establishing new manufacturing plants, significant plant rationalizations, material one-time discrete tax adjustments and restructurings.  When we make these adjustments, the investment is included in our capital base on a going forward basis and therefore raises our performance requirement in future years.

For the 2008 LTIP awards, performance was based on our EP improvement goals for the fiscal years from 2008 through 2010.  A negative EP change over the three-year period of 2008-2010 would yield no payout based on financial performance.  The results for this three-year period were a negative EP change of approximately $10.2 million, resulting in no payout to plan participants.

2009 LTIP

For the 2009 LTIP, the Committee redesigned the LTIP consistent with its desire to align the interests of executive officers with those of our shareholders by providing a significant portion of Total Compensation in equity-based awards.  Therefore, in February 2009, the Committee approved the 2009 LTIP for executive officers with the following structure: (i) 65% non-qualified stock options, (ii) 20% restricted stock units (“RSUs”), and (iii) 15% restricted shares.  Stock options have a ten-year term and vest ratably over three years.  The RSUs will be paid out in cash at the end of the three-year plan period.  The restricted stock cliff vests after three years.

The target 2009 LTIP awards for our Named Executives continued to be set as a percentage of the Named Executives’ base salary and the percentages were increased to reflect that their targeted Total Compensation was below the 50th percentile at that time.  Our CEO’s target was 385% of annual base salary; our Vice President, Chief Financial Officer’s target was 155% of annual base salary; our Vice President, Global Operations and our Vice President, International were set at 130% of annual base salary; and our Vice President, Administration was 120% of annual base salary.

2010 LTIP

For the 2010 LTIP, in light of the improved ability to forecast performance given the improvements in the global economy and the desire to incent long-term operational performance improvements, the Committee added performance-based shares to the LTIP design.  Therefore, in February 2010, the Committee approved the 2010 LTIP for executive officers with the following structure: (i) 65% non-qualified stock options, (ii) 20% new performance-based RSUs, and (iii) 15% restricted shares.  The performance-based RSUs are to be paid in cash at the end of the three years if the performance target is achieved.  The performance target used for the 2010-2012 RSUs is a ROIC metric relative to internal and peer group performance metrics.  The executive officers will be eligible to receive 0-200% of their performance-based RSU target.  ROIC is defined as: Operating Profit / (Total Assets – Cash – Short-Term Investments) – (Total Liabilities – Debt).

The target 2010 LTIP awards continued to be set as a percentage of the Named Executive’s base salary but were reduced to bring their long-term compensation in line with 75th percentile market levels (additional information is set forth above under “Factors Considered in Setting Compensation Levels”).  Our CEO’s target was 275% of annual base salary; our Vice President, Chief Financial Officer’s target was 125% of annual base salary; our Vice President, International and Vice President, Global Operations target was 110% of annual base salary; and our Vice President, Administration target was 100% of annual base salary.

The number of stock options granted to each Named Executive was calculated as follows: the Named Executives’ total target bonus in dollars, multiplied by 65% (the allocation of the 2010 LTIP to options), divided by the Black Scholes valuation, divided by the market price of the Company’s stock at the time of grant, which was $24.21.  This calculation resulted in 115,583 non-qualified stock options being granted to the CEO, and an average of 24,993 non-qualified stock options for all other Named Executives.

The number of RSUs and restricted shares granted to each of the Named Executives was calculated by multiplying the Named Executives’ total target bonus in dollars by the percentage of the 2010 LTIP award allocated to RSUs or restricted shares (20% and 15%, respectively) and dividing that by $24.21.  RSUs granted under the 2010 LTIP were 13,179 for the CEO, and an average of 2,850 for all other Named Executives.  Restricted shares granted were 9,884 for the CEO and an average of 2,138 for all other Named Executives.

For specific grants to the Named Executives, see the Summary Compensation Table and the table relating to Grants of Plan-Based Awards in 2010.  For an explanation of why the grant size varied by Named Executive, see above section on “Setting Compensation Levels.”

2011 LTIP

For the 2011 LTIP, in order to increase focus on long-term improved profitability, the Committee increased by 20% the amount of shares tied to performance.  Therefore, in February 2011, the Committee approved the 2011 LTIP for executive officers with the following structure: (i) 40% non-qualified stock options, (ii) 40% performance-based RSUs using ROIC as the metric, and (iii) 20% restricted shares.  With respect to the 2011-2013 LTIP, the performance-based RSUs will be paid in shares, rather than cash, at the end of the three years if the performance target is achieved.

Equity Awards

In conjunction with our annual and long-term compensation programs, as well as in other limited circumstances, we provide restricted stock, stock option awards, deferred stock units, restricted stock units and performance shares.  The purpose of these awards is typically to attract new executive officers, to reward achievement of specific, pre-defined goals tied to Company performance or to align executive officers with shareholders’ interest by providing a portion of compensation in equity.

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Restricted Stock Awards generally have time-based restrictions.  The Committee may determine such vesting conditions, in its sole discretion, provided that restrictions or conditions on an award of restricted stock may not lapse in their entirety earlier than three years from the date of grant, except a shorter vesting period may be specifically approved by the Committee (i) to attract a key executive to join the Company, (ii) to attract or retain key employees provided the award is no more than 75,000 shares, or (iii) when issuing restricted stock in exchange for other compensation.  For any restricted stock awarded prior to December 13, 2010, dividends are paid in cash when declared.  For any restricted stock awarded after December 13, 2010, dividends are accrued when declared and paid out in cash upon lapse of the restriction.

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Stock Option Awards generally have a 10-year term and a graded three-year vesting schedule.  Options granted prior to 2005 had, for certain participants, a one-time reload option upon exercise during the term.  This feature, when triggered by an executive officer’s exercise of the original grant, results in a new stock option grant with the same terms and conditions of the grant being exercised but with an exercise price tied to the exercise date.  We have not granted options with reload features since March 1, 2004, and do not plan to grant options with reload features in the future.

•	Deferred Stock Units are awarded to participants who elect to defer a portion or all of their STIP or LTIP awards.

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For participants who elected this option for all or a portion of their 2010 STIP, the deferred portion was converted into deferred stock units having a fair market value as of the date of conversion of 120% of the amount deferred.  Those stock units are paid in stock, reduced by an amount necessary to cover taxes, plus any accrued dividends, three years following the year in which the award was earned.  A participant who terminates prior to such date for reasons other than death, disability or retirement, receives only the base number of units (equal to 100% of the amount deferred on the date of conversion) in stock and any accrued dividends.  A participant who terminates prior to such date for death, disability or retirement, receives the base number of units and a pro-rata portion of the 20% premium units and any accrued dividends.  Beginning with the 2011 STIP, participants will no longer have the option to defer into deferred stock units.

o	For participants who elect to defer all or a portion of their LTIP, the funds are converted into deferred stock units having a fair market value as of the date of the conversion.  LTIP deferrals do not receive the 20% premium that is awarded with respect to STIP deferrals.  Deferrals of the cash portion of an LTIP award will be paid in cash and deferrals of the equity portion of an LTIP award will be paid in stock, but otherwise the deferrals have the same features as described above.

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Restricted Stock Units were awarded as part of the 2009 and 2010 LTIP.  The 2009 LTIP RSUs are time-based and will be paid in cash at the end of the three-year period.  The 2010 LTIP RSUs are performance-based and will be paid in cash following the end of the three-year period based on our performance against the ROIC metrics relative to internal and peer group performance set by the Committee at the start of the three-year period.  There is a 200% cap on a performance-based RSU award payment.  RSUs awarded as part of the 2011 LTIP are performance-based and will be paid in stock following the end of the three-year period based on our performance against the ROIC metrics relative to internal and peer group performance set by the Committee at the start of the three-year period.

Other Plans, Agreements and Special Payments

Executive officers may also receive payments through various other agreements and plans or in the event of special circumstances.  These agreements and plans are typically required in the competitive environment to attract and retain talent.

Retirement Plans

The Named Executives are generally eligible to participate in the pension and welfare benefit programs that we sponsor, including the following qualified retirement plans:

Tennant Company Profit Sharing and Employee Stock Ownership Plan (“Profit Sharing Plan”).  This plan is available to all eligible employees, as defined by the plan, and allows for pre-tax elective deferrals and a Company matching contribution of up to 3% of eligible compensation up to $245,000.  In addition, the plan allows profit sharing contributions by us based on our annual OP performance.  This additional profit sharing contribution is paid into each eligible employee’s account under the plan unless the amount exceeds 3.5% of eligible compensation, in which case, 3% is paid into the eligible employee’s account under the plan and the balance of the actual calculated profit sharing amount is paid in cash to the employee.  For 2010, the OP goal was $24.7 million and the Company achieved $36.9 million, which, under the terms of the plan, resulted in a profit sharing contribution equal to 3.6%, 3% of which was deposited into each eligible employee’s account under the plan and 0.6% of which was paid in cash.  The cash amounts paid to the Named Executives are reported under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Tennant Company Pension Plan.  This plan is a non-contributory defined benefit retirement plan that covers only those executive officers who were active participants in the Pension Plan on December 31, 2000, and who elected to continue participation under the Pension Plan sponsored by the Company.  This plan was frozen and closed to new employees as of December 31, 2000.

Non-Qualified Deferred Compensation

In addition to tax-qualified retirement benefits provided under the plans referenced above, our executive officers are eligible for supplemental non-qualified pension benefits under the Tennant Company Executive Non-Qualified Deferred Compensation Plan.  The intention of this portion of the plan is to provide participating individuals with benefits that would otherwise be available to them under our tax-qualified plans but for the application of limitations on benefits to highly compensated employees imposed by the Internal Revenue Code of 1986.  In addition, the Tennant Company Executive Non-Qualified Deferred Compensation Plan allows participants to defer the receipt of salary and incentive payments.  The plan was amended in 2004 to give our non-management directors the ability to defer their annual retainers and meeting fees.  The plan is unfunded, meaning our obligation to make payments under the plan is unsecured.  Specifically, this plan permits the following:

Executive Officer and Non-Management Director Deferred Compensation

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Executive officers may elect to defer three elements of their Total Compensation: base salary, STIP payouts and LTIP payouts.  Our Named Executives may elect to defer 0-25% of their base salary, 0-100% of their STIP payout and 0-100% of their LTIP payout.

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Non-management directors may elect to defer all or a portion of their annual retainer and committee meeting fees.  They may elect to defer 0%, 50% or 100% of their annual retainer and 0% or 100% of their meeting fees.

•	The interest rate earned on deferrals in 2010 was 4.6%.

Defined Contribution Features

•	Certain management and executive employees may defer income on a pre-tax basis in excess of the deferral amounts allowed under our tax-qualified Profit Sharing Plan.

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Participating management and executive employees may receive discretionary Company contributions under this plan in the form of excess profit sharing and matching contributions not available to them under the Profit Sharing Plan.

Defined Benefit Feature

•	A defined benefit portion of the plan is intended to provide benefits not otherwise available to participants in the frozen tax-qualified Tennant Company Pension Plan.

Participants’ accounts are fully vested at all times except that a participant forfeits all Company discretionary matching contributions and profit sharing contributions in the event of termination for cause.  Pursuant to this plan, “cause” means (i) the participant’s gross negligence, fraud, disloyalty, dishonesty or willful violation of any law or significant policy, to the extent committed in connection with the position or (ii) the participant’s failure to substantially perform (for reasons other than disability) the duties reasonably assigned or appropriate to his or her position.  In each case, the participant’s behavior must have resulted in a material adverse effect on the Company or an affiliate.

The plan came into existence on January 1, 2003, when the Company merged the Tennant Company Excess Benefit Plan into the Tennant Company Deferred Compensation Plan.  The Plan was amended on June 15, 2004, to add the non-management directors’ deferral component.  By Committee action, the Plan was subsequently amended on December 18, 2006, and again on December 17, 2008, to account for changes to the Internal Revenue Code §409A, which governs non-qualified deferral plans, and to allow deferral of payments upon settlement of DSUs in the form of stock units, and again on January 1, 2009, to comply with final §409A regulations.  As a result of these regulatory changes, the Plan accommodates different benefit commencement dates depending on when amounts were deferred or contributed and which account within the Plan was selected by the employee.  Benefits attributable to amounts contributed or deferred after January 1, 2003, and allocated to Account A, commence distribution within an administratively feasible time following the participant’s termination date, or if necessary to comply with Internal Revenue Code §409A, the payment will be delayed at least six months following termination.  Benefits attributable to amounts deferred by a participant after January 1, 2003, and allocated to Account B, commence distribution on the date specified by the participant in the participant’s Deferral Election Agreement.  Such distribution may not be earlier than two years following the beginning of the plan year in which the deferrals first began, unless the participant terminates, in which case distribution may occur within an administratively practicable period following termination, or if necessary to comply with Internal Revenue Code §409A, the payment will be delayed at least six months following termination.

Benefits attributable to deferrals made after January 1, 2003, Company contributions, and gains and losses credited thereon, are payable in either a lump sum or in quarterly installments over a period of up to ten years.  Benefits attributable to deferrals made prior to January 1, 2003, are payable in accordance with the participant’s Deferral Election Agreement which was executed prior to January 1, 2003.

Executive Employment Agreements and Management Agreements

The Committee has determined that we should provide certain post-termination benefits to our executive officers to obtain the benefits of their services and attention to our affairs.  In exchange for the benefits we provide, our executive officers are required to agree to certain confidentiality, non-competition and cooperation covenants, which our Committee believes are valuable to us when an executive’s employment terminates.  In addition, the Committee believes that we should provide an inducement for our executive officers to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company in order to facilitate an orderly transition in the event of a change in control of the Company, without placing the executive in a position where he or she is concerned about being terminated without compensation in connection with such a transaction.  We also require executive officers to sign a release of their claims against us as a condition to receiving payments from us, and this release and the other covenants are more likely to be enforceable as a result of the benefits we provide to employees under these agreements.  For these reasons, we have entered into Executive Employment Agreements and Management Agreements with our executive officers, including the Named Executives, the terms of which are described below under “Potential Payments upon Termination or Change in Control.”

Generally, the agreements only provide for benefits in the event the executive is terminated without cause; however, certain benefits are also provided if the executive voluntarily terminates his or her employment for good reason.  The Committee believes that a termination by an executive for good reason may be conceptually the same as termination by the Company without cause.  This is particularly true in the case of a change in control where a potential acquirer would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance benefits.  As a result, the definition of good reason in the context of a termination following a change in control is broader than the definition that applies to a termination prior to a change in control.  These good-reason definitions are described below under “Potential Payments upon Termination of Change in Control.”  No payments become due merely upon a change in control, but rather only if the executive officer’s employment is terminated without cause or if the executive officer terminates for good reason following the change in control, which is often referred to as a “double trigger.”

The form and level of benefits provided under these agreements have been approved by the Committee based on historical practices at our Company and general information about the level of benefits provided by other companies with whom we compete for executive talent.

Our equity awards for all employees generally provide for acceleration of vesting, or lapse of restrictions, upon a change in control.  The Committee believes that acceleration upon a change in control is appropriate to minimize the risk that executive officers might favor a transaction based on the likely impact on the executive officer’s equity awards, to increase the likelihood that the employees will remain with the Company after becoming aware of a pending or threatened change in control, and due to the increased likelihood that employees may be terminated by a successor through no fault of their own.

Compensation Policies

Recoupment Policy

In February 2010, the Board added a recoupment policy to our cash incentive plan and our equity award agreements, which provides that, in the event the Company is required to materially restate its financial results, then the Board, in its discretion, may require certain recipients of such payments to forfeit their equity awards and pay back to the Company the net proceeds from any cash incentive payment and proceeds from the sale of shares received under the equity awards.  The amount of the repayment for any cash incentive award is the difference between the amount paid to the employee less the amount that would have been paid based on the restated results.  The policy is applicable to all employees designated as access persons under our insider trading policy (persons with access to detailed financial and other insider information, a group that includes all executive officers).  The amount of any equity award repayment may include dividends paid on the shares.

Anti-Hedging and Pledge Prohibition

In February 2010, the Board amended our insider trading policy with respect to access persons  to prohibit speculative trading or hedging of positions in Tennant securities, including writing or trading in options, warrants or any other derivatives of Tennant securities, or entering into any transactions designed specifically to protect or hedge against a decrease in value of Tennant securities.  It also prohibits pledges of any Tennant securities (e.g., pledge to a bank or financial institution as collateral for a loan, or pledge to a broker in connection with a market transaction, such as a margin loan or prepaid forward sale contract).

Granting of Equity Awards

In December 2007, we adopted an equity award approval policy to ensure that all equity awards are approved pursuant to proper authority, following a consistent process, and are reflected in appropriate documentation.  Under the policy, equity awards that have an exercise price or number of shares that are based on the fair market value of our stock on the date of grant are only granted at times when trading is permitted under our insider trading policy.  This policy ensures that the exercise price or number of shares is determined by reference to a stock price that reflects current public information about our Company.  The policy includes procedures for granting equity awards to our executive officers and non-management directors, as well as all other employees.  Under our plans, the exercise price of stock options is based on the fair market value on the date of grant.  Our plans define fair market value as the closing price of our common stock on the preceding trading day.

Executive Officer Stock Ownership Guidelines

To align our executive officers’ interests with our shareholders’ interests, the Committee expects our executive officers to acquire significant equity ownership.  We adopted these guidelines in 1993 and revised them last in 2004.  The current guidelines require that within five years of service in an executive role, each executive must have achieved an equity ownership level equal to a specified multiple of his or her base salary.

The minimum equity ownership levels are five times annual base salary for our CEO and one times annual base salary for the other Named Executives.  Ownership levels are calculated based on the estimated after-tax value of restricted and unrestricted shares, deferred stock units, shares held under our benefit plans and potential gains from vested and unvested options.  The calculation uses a stock value as of the close of market on December 31 of the year immediately preceding the year of calculation.

Executive officers who have held executive positions with us for five years or more have achieved their goals.  Newer executive officers are on pace for achieving their ownership targets well within the five-year range.

Internal Revenue Code §162(m)

We structure our compensation programs, where possible, to qualify for exemptions from the deduction limitations under the Internal Revenue Code §162(m).  Certain of our compensation programs qualify for exemption from the deduction limitations of this section.  The Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the Company and our shareholders.

At our 2008 Annual Meeting of Shareholders, we received shareholder approval of the Tennant Company 2009 Short-Term Incentive Plan (the “Approved STIP”), which is a multi-year plan.  Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to our covered officers to $1 million per year.  This limitation does not apply to “performance-based compensation.”  One of the conditions for qualification as “performance-based compensation” is that the shareholders must approve the material terms of the performance measures and re-approve those material terms every five years.  Amounts paid under the objective performance measures established under the Approved STIP will, under current tax law, continue to qualify as performance-based compensation.  Any award earned under the 2010 STIP to our Named Executives will be made under the Approved STIP.  All compensation for 2010 qualified as fully deductible under §162(m).

Compensation Committee Interlocks and Insider Participation

The Committee is comprised entirely of independent, outside directors.  No employee of our Company serves on the Committee.  The Committee members have no interlocking relationships as defined by the SEC.

Compensation Committee Report

The Committee has discussed and reviewed the Compensation Discussion and Analysis with management.  Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Stephen G. Shank (Chair)	William F. Austen	James T. Hale
Steven A. Sonnenberg	David S. Wichmann

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to, earned by or expensed with respect to each person who served as Chief Executive Officer or Chief Financial Officer, and the three other most highly compensated executive officers for 2010.  The individuals set forth in this table comprise the list of Named Executives.
Name and Principal		Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)
H. Chris Killingstad	2010	593,312	745,497	1,038,444	1,064,744	—	120,579	3,562,576
President and Chief	2009	602,438	655,768	492,744	972,758	—	62,050	2,785,758
Executive Officer	2008	569,524	24,998	—	—	—	49,237	643,759

Thomas Paulson	2010	342,222	195,459	272,263	321,404	—	50,097	1,181,445
Vice President and	2009	347,485	152,280	114,424	292,740	—	33,370	940,299
Chief Financial Officer	2008	330,973	11,995	—	—	—	24,990	367,958

Thomas J. Dybsky	2010	284,850	130,168	290,207	201,069	140,130	41,656	1,088,080
Vice President,	2009	289,231	98,145	73,736	182,748	123,477	29,788	797,125
Administration	2008	276,707	11,995	—	—	38,281	19,699	346,682

Karel Huijser	2010	396,855	159,621	222,319	276,025	49,706	103,354	1,207,880
Vice President,	2009	415,164	141,823	106,569	286,799	53,159	112,525	1,116,039
International(1)	2008	408,813	11,995	—	—	47,894	104,828	573,530

Don B. Westman	2010	317,558	159,621	222,319	248,852	—	44,636	992,986
Vice President,	2009	322,442	118,530	89,051	226,369	—	35,796	792,188
Global Operations	2008	308,481	11,995	—	—	—	23,629	344,105
____________________

(1)
For 2010, currency is converted from Euros to U.S. Dollars using the daily average exchange rate of 1.3370 on December 31, 2010.  This exchange rate has been utilized on all applicable compensation tables for Mr. Huijser.  For 2009, currency was converted from Euros to U.S. Dollars using the daily average exchange rate of 1.4316 on December 31, 2009.  For 2008, currency was converted from Euros to U.S. Dollars using the daily average exchange rate of 1.40970 on December 31, 2008.

(2)	The 2009 salary represents one additional pay period as compared to 2010.

(3)
Amounts represent the aggregate grant date fair value of restricted stock awards and restricted stock units that were granted in each fiscal year, as computed in accordance with FASB ASC Topic 718.  See Footnote 15 to our financial statements for the year ended December 31, 2010, for the assumptions used in this calculation.  Assuming the highest level of performance is attained, the grant date fair value of the award on the date of grant would have been as follows: Mr. Killingstad, $1,251,702; Mr. Paulson, $328,165; Mr. Dybsky, $218,549; Mr. Huijser, $268,014; and Mr. Westman, $268,014.

(4)
Amounts represent the aggregate grant date fair value of stock options that were granted in each fiscal year, as computed in accordance with FASB ASC Topic 718.  See Footnote 15 to our financial statements for the year ended December 31, 2010, for the assumptions used in this calculation.

(5)
For 2010, amounts reflect payments earned under the 2010 Short-Term Incentive Plan and an additional contribution made under the Profit Sharing Plan based on annual Company performance.  As the Company exceeded its financial goals for 2010, all eligible employees, including the Named Executives, were entitled to receive, in addition to the 3% of eligible compensation matching contribution into their 401(k) account, an additional 0.60% of eligible compensation in cash.  Additional information is contained in the Retirement Plans section under “Compensation Discussion and Analysis.”  For 2009, amounts reflect payments earned under the 2009 Short-Term Incentive Plan.

(6)
Amounts represent the change in the present value of the accrued benefit for the last fiscal year.  The present value as of December 31, 2010, was calculated by discounting the accrued benefit payable at normal retirement age using a 5.4% discount rate for the Pension Plan benefit, and 5.2% for the Excess Benefit Plan, and the RP-2000 Combined Health Mortality Table for males and females, with generational mortality project using Scale AA.  The present value as of December 31, 2009, was calculated by discounting the accrued benefit payable at normal retirement age using a 5.9% discount rate for the Pension Plan benefit, and 5.6% for the Excess Benefit Plan, and the RP-2000 Combined Health Mortality Table for males and females, with generational mortality projected using Scale AA.  The present value as of December 31, 2008, was calculated by discounting the accrued benefit payable at normal retirement age using a 6.9% discount rate and the RP-2000 Combined Health Mortality Table for males and females, with generational mortality projected using Scale AA.

(7)	All Other Compensation for 2010 consists of the following:

	Profit Sharing Plan			Perquisites			Tax	Tax
						Perquisite	Reimburse-	Gross-
Name	Match ($)	Profit Sharing ($)	Excess ($)	Education ($) (a)	Car ($) (b)	Allowance ($) (c)	ments ($) (d)	ups ($) (d)	Total ($)
H. Chris Killingstad	7,350	7,350	79,264	—	—	26,615	—	—	120,579
Thomas Paulson	7,350	7,350	23,397	—	—	12,000	—	—	50,097
Thomas J. Dybsky	7,350	7,350	13,356	—	—	13,600	—	—	41,656
Karel Huijser	—	—	—	30,477	31,821	12,000	19,729	9,327	103,354
Don B. Westman	7,150	7,150	18,336	—	—	12,000	—	—	44,636
____________________

(a)	Reimbursements for dependent education paid by us pursuant to Mr. Huijser's employment agreement.

(b)	Company car expenses paid for Mr. Huijser in accordance with his employment agreement.

(c)	In lieu of executive perquisites, we provided a cash payment. Amount also includes reimbursement by the Company for an executive medical examination for Messrs. Killingstad and Dybsky.

(d)
Amounts represent a special one-time tax reimbursement and related gross-up for Mr. Huijser due to the Company’s failure to properly report Mr. Huijser’s mandated Dutch 13-month payment and vacation pay and failure to arrange for proper tax reporting and payment of taxes on that income.  Additional information is contained under Special One-Time Payments in the Short-Term Incentive Plans section under “Compensation Discussion and Analysis.”

GRANTS OF PLAN-BASED AWARDS IN 2010

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
H. Chris Killingstad	02/26/2010	02/17/2010				6,590	13,179	26,358				506,205
	02/26/2010	02/17/2010							9,884			239,292
	02/26/2010	02/17/2010								115,583	24.21	1,038,444
			341,154	682,309	2,000,000
				7,830

Thomas Paulson	02/26/2010	02/17/2010				1,728	3,455	6,910				132,707
	02/26/2010	02/17/2010							2,592			62,752
	02/26/2010	02/17/2010								30,304	24.21	272,263
			102,666	205,333	615,999
				3,175

Thomas J. Dybsky	02/26/2010	02/17/2010				1,151	2,301	4,602				88,381
	02/26/2010	02/17/2010							1,726			41,786
	02/26/2010	02/17/2010								20,179	24.21	181,296
	05/14/2010	(5)								8,533(5)	36.68	108,911
			64,091	128,183	384,548
				2,338

Karel Huijser	02/26/2010	02/17/2010				1,411	2,822	5,644				108,393
	02/26/2010	02/17/2010							2,116			51,228
	02/26/2010	02/17/2010								24,745	24.21	222,319
			99,214	198,428	595,283

Don B. Westman	02/26/2010	02/17/2010				1,411	2,822	5,644				108,393
	02/26/2010	02/17/2010							2,116			51,228
	02/26/2010	02/17/2010								24,745	24.21	222,319
			79,389	158,779	476,337
				2,720
____________________

(1)	The threshold amount represents a minimum performance that results in a payout equal to 50% of the target award under the 2010 Short-Term Incentive Plan.

(2)
The amount represents the target amount under the 2010 Short-Term Incentive Plan and the target cash payout under the Profit Sharing Plan.  All eligible employees, including the Named Executives, except Mr. Huijser, were entitled to receive, in addition to the 3% of eligible compensation matching contribution into their 401(k) account, an additional 0.5% of eligible compensation in cash if performance targets were achieved under the Profit Sharing Plan.  Additional information is contained in the Retirement Plans section under “Compensation Discussion and Analysis.”

(3)	The maximum payout under the 2010 Short-Term Incentive Plan is 300% of target; however, no Named Executive may receive a payout in excess of $2 million.

(4)	The exercise price is based on the closing price on the last trading day prior to the date of grant.

(5)	The amount represents a reload option that was granted upon exercise of a stock option with a reload feature.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
H. Chris Killingstad	40,000	—	20.995	04/08/2012
	14,800	—	15.375	02/19/2013
	12,400	—	15.375	02/19/2013
	19,200	—	20.815	02/17/2014
	69,751	139,500	10.08	02/27/2019
	—	115,583	24.21	02/26/2020
					43,887	1,685,701
							6,590(5)	253,103
Thomas Paulson	10,000	—	24.995	03/23/2016
	16,198	32,394	10.08	02/27/2019
	—	30,304	24.21	02/26/2020
					10,488	402,844
							1,728(5)	66,353
Thomas J. Dybsky	3,118	—	17.45	02/21/2012
	14,200	—	15.375	02/19/2013
	11,000	—	20.815	02/17/2014
	15,000	—	23.71	11/08/2015
	10,438	20,875	10.08	02/27/2019
	—	20,179	24.21	02/26/2020
	5,696	—	36.68	02/21/2012
	2,837	—	36.68	02/21/2012
					6,815	261,747
							1,707(5) (6)	44,191
Karel Huijser	—	30,170	10.08	02/27/2019
	—	24,745	24.21	02/26/2020
					9,470	363,743
							1,411(5)	54,197
Don B. Westman	6,000	—	27.44	10/30/2016
	12,606	25,211	10.08	02/27/2019
	—	24,745	24.21	02/26/2020
					8,262	317,325
							1,411(5)	54,197
___________________

(1)	Stock options granted with a ten-year term become exercisable in 33.33% increments on each annual anniversary of the date of the grant.

(2)	Options vest in 33.33% increments on each annual anniversary of the date of the 2/27/2009 and 2/26/2010 grant dates.

(3)	Restricted stock awards granted on 2/27/2009 will vest 100% on 2/27/2012. Restricted stock awards granted on 2/26/2010 will vest 100% on 2/26/2013.

(4)	2010 LTIP awards are reflected at threshold.

(5)	2010 LTIP award will vest on 12/31/2012 if the specified performance conditions are met.

(6)	Includes 2007 STIP DSU 20% premium award of 556 units granted on 2/29/2008 that vested on 3/1/2011.

OPTION EXERCISES AND STOCK VESTED IN 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. Chris Killingstad	—	—	—	—
Thomas Paulson	—	—	—	—
Thomas J. Dybsky	40,170	480,071	—	—
Karel Huijser	25,086	477,948	—	—
Don B. Westman	—	—	—	—

Tennant Company Pension Plan

The Tennant Company Pension Plan provides fixed retirement benefits for certain employees of our Company.  The Plan is open to employees hired on or before December 31, 2000, who met the Plan’s participation requirements on or before that date and who elected to remain in the Plan after December 31, 2000.  No employees hired on or after January 1, 2001, are eligible to participate in this plan.  The Tennant Netherlands Pension Plan is still open for new enrollment.

Under the Pension Plan, the normal monthly retirement benefit is calculated as the participants’ years of credited services up to 30 years, times the difference between (a) 1.4% of the participants’ Final Average Monthly Earnings and (b) the lesser of .609% of the participants’ Final Average Monthly Earnings, 1/12 of the participants’ Final Average Compensation, or 1/12 of Social Security Covered Compensation.  Participants may retire with an unreduced benefit at age 65, or, if earlier, when the sum of their age and service is equal to or greater than 85.  Optional forms of benefit may be elected that are actuarially equivalent to the normal form of benefit.  Currently under ERISA, as amended, the maximum annual amount that can be paid during 2010 to any individual is $245,000.  Amounts in excess of that maximum as well as amounts based on compensation that are excluded from the Plan formula by ERISA or the terms of the Plan are covered under the Tennant Company Excess Benefit Plan.

Tennant Company Excess Benefit Plan

The Tennant Company Excess Benefit Plan is a component of the Tennant Company Executive Deferred Compensation Plan that provides additional retirement benefits for selected highly compensated employees participating in the Tennant Company Pension Plan.  Employees participating in the Excess Benefit Plan will receive a retirement benefit equal to the additional benefits which would have been provided under the Pension Plan if (a) the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code were not applicable, and (b) management bonuses were included in certified earnings, and (c) compensation deferred under the terms of the Executive Deferred Compensation Plan were included in certified earnings for the plan year in which such amounts would have been paid in the absence of the deferral.

PENSION BENEFITS FOR 2010
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
H. Chris Killingstad	Tennant Pension Plan	—	—
	Tennant Executive Deferred Compensation Plan	—	—
Thomas Paulson	Tennant Pension Plan	—	—
	Tennant Executive Deferred Compensation Plan	—	—
Thomas J. Dybsky	Tennant Pension Plan(1)	12.25	316,453
	Tennant Executive Deferred Compensation Plan(2)	12.25	251,862
Karel Huijser	Tennant Netherlands Pension Plan(3)	4.17	203,674
Don B. Westman	Tennant Pension Plan	—	—
	Tennant Executive Deferred Compensation Plan	—	—
____________________

(1)
The present value as of December 31, 2010, was calculated by discounting the accrued benefit payable at normal retirement age using a 5.4% discount rate for the Pension Plan benefit, and 5.2% for the Excess Benefit Plan, and the RP-2000 Combined Health Mortality Table for males and females, with generational mortality projected using Scale AA.

(2)	Defined Benefit portion of the Nonqualified Deferred Compensation Plan. These amounts are not included in the Nonqualified Deferred Compensation Table.

(3)	Amount reflects Company contributions to Mr. Huijser's Pension Plan.

Non-Qualified Deferred Compensation for 2010

Three elements of Total Compensation may be deferred: base salary, STIP payouts and LTIP payouts.  Our Named Executives may elect to defer 0-25% of their base salary, 0-100% of their STIP payout and 0-100% of their LTIP payout.

The interest rate for 2010 Non-Qualified Deferred Compensation was 4.6%.  This amount was calculated based on the ten-year bond rating as of December 15, 2009, with one percentage point being added to yield the interest rate of 3.6%.

NON-QUALIFIED DEFERRED COMPENSATION IN 2010
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)(4)
H. Chris Killingstad	—	79,264	9,532	291,673
Thomas Paulson	—	23,397	1,356	53,611
Thomas J. Dybsky	—	33,383	64,966 (3)	511,241
Karel Huijser	—	—	—	—
Don B. Westman	305,593(1)	18,336	28,087	761,867
____________________

(1)	Amount represents 25% of Mr. Westman’s 2010 salary and 100% of his 2010 STIP.

(2)	Also included in the All Other Compensation column of the Summary Compensation Table.

(3)	Includes deferred stock units in the form of Company stock.

(4)
In addition to amounts reported in the Summary Compensation Table for 2010, as reflected in Footnote 2 above, the following amounts were reported as compensation for the Named Executives in the Summary Compensation Table for prior years: (a) Mr. Killingstad: in 2006, $76 of Non-Qualified Deferred Compensation Earnings and $35,583 of All Other Compensation; in 2007, $51,577 of All Other Compensation; in 2008, $35,076 of All Other Compensation; in 2009, $21,982 of All Other Compensation; (b) Mr. Paulson: in 2006, $181 of All Other Compensation; in 2007, $8,791 of All Other Compensation; in 2008, $12,314 of All Other

Compensation; in 2009, $6,303 of All Other Compensation; (c) Mr. Dybsky: in 2006, $208 of Non-Qualified Deferred Compensation Earnings, $32,143 of stock awards and $12,219 of All Other Compensation; in 2007, $164,487 of Non-Equity Incentive Plan Compensation and $19,390 of All Other Compensation; in 2008, $20,027 of Deferred Stock Units and $7,340 of All Other Compensation; in 2009, $20,027 of Deferred Stock Units and $2,720 of All Other Compensation; and (d) Mr. Westman: in 2007, $145,281 of non-equity incentive plan compensation and $2,640 of All Other Compensation; in 2008, $46,272 of Non-Equity Incentive Plan Compensation and $11,188 of All Other Compensation; in 2009, $64,488 of Non-Equity Incentive Plan Compensation and $8,729 of All Other Compensation.

Potential Payments upon Termination or Change in Control

We are a party to agreements with our executive officers that together establish the terms of the employment relationship between us and the executive, the terms under which that relationship may be ended, and the rights and obligations of the parties after the employment relationship ends.  Collectively these agreements are referred to as the “Executive Agreements” and consist of an Executive Employment Agreement and a Management Agreement.  The Executive Agreements for executive officers paid in the United States were modified in 2008 in response to new interpretations and requirements under Sections 162(m) and 409A of the Internal Revenue Code.  Except as noted below, none of the revisions were intended to materially change either the level of benefit collectively provided to each executive or the events triggering payment of the benefits.

The Executive Agreements address various termination of employment scenarios, including an executive’s involuntary termination without cause, an executive’s voluntary termination for good reason, and an executive’s death or disability.  No severance payments are made to executive officers who are terminated for cause.  An executive agrees under the Executive Agreements not to compete with us during employment or for a period of 12 months after employment ends, not to disclose our confidential information during or after employment for as long as the information retains its confidential nature, and not to solicit our employees or customers for a period of 12 months after employment ends.  Severance payments as described below under the Executive Agreements are conditioned on an executive remaining in compliance with these requirements, including an obligation to inform us of any potentially competitive activities during the 12-month post-employment period, and signing a release of claims in favor of the Company.  The Executive Agreements also provide that severance payments under those agreements will be reduced by the amount of any other severance compensation an executive is eligible to receive from us under any other agreement or plan of ours providing compensation in the event of involuntary termination.

As described below, our equity-based incentive plans and the award agreements under those plans also call for compensation to be provided under certain circumstances in connection with an executive officer’s termination of employment or a change in control of the Company.

Executive Employment Agreement

The Executive Employment Agreement describes the rights and obligations of the Company and the executive in connection with the executive’s separation from employment in situations other than following or in connection with a change in control.  Under the Executive Employment Agreement:

•	Upon any termination of employment, an executive will receive any earned but unpaid base salary, vacation pay and STIP payments for the preceding year.

•	Upon a termination due to death or disability, an executive (or beneficiary) will also receive base salary through the last day of the calendar month in which the termination occurs.

•
Upon termination by us without cause or by the executive for good reason, the executive is entitled to receive (i) an amount equal to one year’s base salary, (ii) an amount equal to a pro-rata portion of the award that would have been payable to the executive under the STIP for the year of termination had the executive been employed for the full year, based on the actual performance of objectives, with such amount before proration not to exceed an award based on target performance (except for Mr. Huijser who would receive an award based on target performance and it would not be pro-rated), and (iii) continued Company contributions to medical/dental coverage and group life insurance coverage for up to 12 months.

•
The timing of the payment of the foregoing amounts is as follows: The executive is paid his or her base salary in accordance with our regular payroll practices for a period of 12 consecutive months following the date of termination.  If the payment of base salary exceeds the amount that would cause it to be considered a deferral of compensation under Section 409A of the Internal Revenue Code, the excess will be paid in a lump sum within 2½ months of the termination date.  The executive’s STIP payment is made at the normal payment date, but in no event later than 2½ months after the end of the STIP plan year.  The medical, dental and group life insurance contributions will be paid for a period of up to 12 months after the termination date, unless the executive is no longer eligible for COBRA continuation coverage or fails to timely pay the employee portion of such premiums.

For purposes of the Executive Employment Agreement, “cause” means (i) executive’s material breach of the agreement that is not remedied within 30 days after receiving written notice from us, (ii) an executive’s dishonest act(s) intended to result in gain or personal enrichment at our expense, (iii) an executive’s persistent, willful and deliberate failure to perform his or her duties that constitutes gross neglect and is not remedied within 90 days of receipt of written notice from us, or (iv) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to us or our reputation.

For purposes of the Executive Employment Agreement, “good reason” means the occurrence of the following without executive’s consent: (i) our material breach of the agreement, or (ii) a material diminution in the executive’s authority, duties or responsibilities other than for cause or on account of disability; provided that in either case the executive gives us notice within 90 days of the first occurrence of the condition and we fail to remedy it within 30 days after receipt of written notice.

Management Agreement

Recognizing the need to retain executive officers in our business if there is a possible change in control, and in order to facilitate an orderly transition in the event of an actual change in control, the Management Agreement provides for severance compensation if an executive is terminated under certain circumstances after or in connection with a change in control.  Under the Management Agreement:

•
If within three years of a change in control an executive is involuntarily terminated without cause or terminates his or her employment for good reason, then change in control severance compensation consists of (i) an amount equal to three times the executive’s average annual taxable compensation from us during the executive’s five taxable years preceding the change in control, minus $1.00, (ii) a pro-rata payment of the executive’s STIP award for the year of termination, assuming all performance targets had been met, and (iii) continued Company contributions to the cost of medical/dental coverage and group life insurance coverage for up to 18 months following the date of termination (pursuant to revisions in 2008, the benefits continuation has been limited to the COBRA continuation period).  The cash portion of such payments will be made in a lump sum within 2½ months after the termination date.

•
If an executive voluntarily terminates employment without good reason during the thirteenth month after a change in control, then change in control severance compensation consists of (i) an amount equal to the executive’s average annual taxable compensation from us during the executive’s five taxable years preceding the change in control, minus $1.00, payable in a lump sum within 2½ months after the first day of the thirteenth month after a change in control, and (ii) continued Company contributions to the cost of medical/dental coverage and group life insurance coverage for up to 12 months following the executive’s termination date.

•
If an executive is involuntarily terminated or terminates his or her employment for good reason prior to an event that would otherwise constitute a change in control, such termination is in connection with or in anticipation of a change in control, and a change in control ultimately occurs, then change in control severance compensation will be payable consistent with the first bullet point above, except that the severance pay will be paid within 2½ months after the change in control.

•
If an executive’s employment is terminated due to death or disability and the executive is not otherwise entitled to payments or benefits under either of the first two bullet points above, the executive (or beneficiary) will receive base salary paid through the end of the month in which termination occurs.

For purposes of the Management Agreement, “cause” is defined more narrowly than under the Executive Employment Agreement, and means (i) an executive’s persistent, willful and deliberate failure to perform his or her duties that constitutes gross neglect and is not remedied within 90 days of receipt of written notice from us, or (ii) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to us or our reputation.

For purposes of the Management Agreement, “good reason” is defined more broadly than under the Executive Employment Agreement, and includes the following in addition to the factors cited in the Executive Employment Agreement: (i) the executive’s duties, responsibilities, authority or compensation are materially diminished as compared to his or her duties, responsibilities, authority or compensation before the change in control, for reasons other than cause or disability; (ii) we fail to obtain assumption of the Management Agreement by any successor; (iii) we require the executive to relocate to any place other than a location within 25 miles of the location at which the executive performed duties immediately prior to the change in control; or (iv) we require that the executive travel on Company business to a substantially greater degree than required immediately prior to the change in control.

For purposes of the Management Agreement, “change in control” means (i) a majority of our directors are individuals who were not appointed by our Board to fill vacancies on the Board and were not supported by our Board for election by our shareholders, (ii) 35% or more of our common stock or of the voting power of our securities generally is acquired or beneficially owned by an individual, entity or group (subject to certain exceptions for certain affiliates and employee benefit plans), (iii) we consummate a merger with or into another entity, unless the surviving entity is more than 50% owned by our shareholders prior to the merger in substantially the same proportions, and no individual, entity or group beneficially owns more than 35% of the surviving entity, (iv) we consummate an exchange of our voting securities for cash, securities or other property, unless our shareholders receive in the exchange voting securities of a parent corporation that is more than 50% owned by our shareholders prior to the exchange in substantially the same proportions, (v) we consummate a sale or other disposition of all or substantially all of our assets, (vi) our shareholders approve a definitive plan to liquidate or dissolve the Company, (vii) we enter into an agreement relating to a change in control as described in clauses (i) through (v) above and such change in control ultimately occurs, or (viii) a tender or exchange offer or proxy contest is commenced that ultimately results in a change in control described in clauses (i) or (ii) above.

Change in control severance compensation under the Management Agreement, as well as any other compensation under other plans or agreements that are contingent upon a change in control, may be reduced to the extent necessary to avoid excise taxation to the executive and non-deductibility to the Company under federal income tax laws applicable to “parachute payments.”

Our equity incentive plans allow for acceleration of stock options upon an executive’s death, disability or retirement and upon a change in control of our Company.  Upon death or disability, options generally become exercisable in full, and may be exercised at any time, or from time to time, within five years of the executive’s date of death or date of termination due to disability.  Upon retirement, options generally become exercisable in full and may be exercised within three months of the date of termination due to the executive’s retirement, or any such longer period as the Committee administering the plan may permit.  For purposes of our equity compensation plans, “retirement” is generally defined as termination on or after age 55, provided that the executive has been employed by us or our affiliates for at least ten years, or termination of employment on or after age 62, provided, under certain plans, that the executive has given us at least six months’ prior written notice of such termination.  Upon a change in control, options generally become exercisable in full, subject to our right to cash out the options by paying the spread.

The plans generally allow for a pro-rata portion of any performance shares to be paid out upon an executive’s death, disability or retirement.  The payment is based on the extent to which achievement of performance targets were satisfied at the end of the performance period and pro-rated for length of employment within the performance period.

A pro-rata share of restricted stock is generally payable upon the executive’s death, disability or retirement.  The executive, or his or her successor, shall be entitled to the number of shares of restricted stock under outstanding awards, pro-rated for the portion of the term of the awards during which the executive was employed.  All restrictions are lifted with respect to such pro-rated shares.

Assuming that a termination event or change in control occurred on December 31, 2010, the total compensation payable to each Named Executive who was employed by us on such date is:

PAYMENTS DUE UPON TERMINATION WITHOUT CAUSE
OR TERMINATION FOR GOOD REASON

Name	Base Salary ($)	Pro-rated STIP ($)(1)	Benefits ($)	Total ($)
H. Chris Killingstad	597,529	682,309	7,531	1,287,369
Thomas Paulson	344,654	205,333	7,531	557,518
Thomas J. Dybsky	286,875	128,183	7,429	422,487
Karel Huijser	399,362	207,582	2,832	609,776
Don B. Westman	319,815	158,779	7,531	486,125
____________________

(1)	For all Named Executives, amounts reflect pro-rated STIP payments based on the form of executive employment agreement in effect on December 31, 2010.

PAYMENTS DUE UPON TERMINATION WITHIN
THREE YEARS OF THE CHANGE IN CONTROL EVENT(1)

Name	Average Annual Compensation ($)	STIP Target ($)	Benefits ($)	Total ($)
H. Chris Killingstad	4,370,388	1,055,347	7,531	5,433,266
Thomas Paulson	1,365,593	317,595	7,531	1,690,719
Thomas J. Dybsky	1,733,038	198,264	7,429	1,938,731
Karel Huijser	1,671,932	276,025	—	1,947,957
Don B. Westman	944,229	245,588	7,531	1,197,348
____________________

(1)
Named Executives would have accelerated vesting of unvested restricted stock and options.  Refer to the Additional Potential Benefits Upon Change in Control or Termination Due to Death, Disability or Retirement Table.

PAYMENTS DUE UPON VOLUNTARY RESIGNATION WITHOUT GOOD REASON DURING
THE THIRTEENTH MONTH AFTER THE CHANGE IN CONTROL EVENT(1)

Name	Average Annual Compensation ($)	STIP Target ($)	Benefits ($)	Total ($)
H. Chris Killingstad	1,456,795	1,055,347	7,531	2,519,673
Thomas Paulson	455,197	317,595	7,531	780,323
Thomas J. Dybsky	577,679	198,264	7,429	783,372
Karel Huijser	557,310	276,025	—	833,335
Don B. Westman	314,742	245,588	7,531	567,861
____________________

(1)
Named Executives would have accelerated vesting of unvested restricted stock and options.  Refer to the Additional Potential Benefits Upon Change in Control or Termination Due to Death, Disability or Retirement Table.

ADDITIONAL POTENTIAL BENEFITS UPON CHANGE IN CONTROL OR
TERMINATION DUE TO DEATH, DISABILITY OR RETIREMENT
Name	Value of Accelerated Equity Awards ($)(1)
H. Chris Killingstad	6,687,965
Thomas Paulson	1,616,101
Thomas J. Dybsky	1,053,295
Karel Huijser	1,441,848
Don B. Westman	1,278,900
____________________

(1)	Amounts reflect the acceleration of restricted stock and restricted stock unit awards, as well as stock options outstanding as of December 31, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans, as of December 31, 2010.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
Equity compensation plans approved by security holders	1,556,196	$17.74	936,067
Equity compensation plans not approved by security holders	—	—	—
Total	1,556,196	$17.74	936,067
____________________

(1)
Amount includes outstanding awards under the 1995 Stock Incentive Plan, the 1997 Non-Employee Director Stock Option Plan, the 1999 Stock Incentive Plan, the 2007 Stock Incentive Plan and the 2010 Stock Incentive Plan, each as amended (the “Plans”).  Amount includes shares of Common Stock that may be issued upon exercise of outstanding stock options under the Plans.  Amount also includes shares of Common Stock that may be paid in cash upon exercise of outstanding stock appreciation rights under the Plans.  Amount also includes shares of Common Stock that may be issued upon settlement of restricted stock units and deferred stock units (phantom stock) under the Plans.  Stock appreciation rights, restricted stock units and deferred stock units may be settled in cash, stock or a combination of both.  Column (a) includes the maximum number of shares that could be issued upon a complete distribution of all outstanding stock options, stock appreciation rights, restricted stock units and deferred stock units.

(2)	Column (b) includes the weighted-average exercise price for outstanding stock options and stock appreciation rights.

ITEM 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Tennant’s guiding compensation philosophy is to maintain programs that will attract, retain, motivate and reward high-caliber key executive officers who can create long-term financial success for our Company and enhance shareholder return.  The Compensation Committee bases its executive compensation decisions on the following core objectives:

•	Align executive compensation with the short-term and long-term goals of our Company and our shareholders;

•	Correlate compensation with Company performance; and

•	Provide a comprehensive compensation package that is competitive with those of similarly sized U.S. durable goods manufacturing companies.

We believe that the Company’s long-standing executive compensation programs have been effective at motivating the achievement of superior results, creating a relationship between pay and performance and aligning the interests of executive officers with those of our shareholders while discouraging risk-taking behavior that would be likely to have a material adverse effect on our Company.

Compensation actions taken in fiscal 2010 for the Named Executives featured:

•	Base salary increases consistent with entire employee population;

•	Changing one metric in the STIP to better align with Company’s focus on managing inventories, accounts receivable and accounts payable;

•	Placing a cap on STIP payout levels; and

•	Including performance-based metrics as part of the LTIP.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” and associated compensation tables for a more detailed discussion of how the Company’s compensation programs reflect our overarching compensation philosophy and objectives.

The Company is presenting shareholders with the opportunity to indicate your approval for our executive compensation program for our Named Executives by voting on the following resolution:

“RESOLVED, that the shareholders of Tennant Company approve, on an advisory basis, the compensation paid to the Company’s Named Executives as disclosed in the “Compensation Discussion and Analysis” section, and compensation tables and narrative discussion contained in the “Executive Compensation Information” section in this Proxy Statement.”

This advisory vote will not be binding on the Compensation Committee or the Board.  However, they will carefully consider the outcome of the vote.  If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and consider them in making future decisions about executive compensation arrangements.

Our Board of Directors, upon recommendation of the Compensation Committee, recommends a vote FOR the advisory resolution approving the compensation of the Company’s Named Executives.

ITEM 4 – ADVISORY VOTE ON FREQUENCY OF FUTURE EXECUTIVE COMPENSATION VOTES

The Company is presenting shareholders with the opportunity to inform the Company as to how often you wish the Company to include an item, similar to Item 3, in our Proxy Statement for future annual shareholder meetings (or any special shareholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting).  Under this Item 4, shareholders may vote to include an advisory vote on the compensation of the Company’s Named Executives every year, every two years or every three years.

The Board believes that an advisory vote on the compensation of the Company’s Named Executives should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program.  In formulating its recommendation, the Board considered that an annual advisory vote would allow shareholders to regularly provide direct input on the Company’s philosophy, policies and practices.

This advisory vote will not be binding on the Board.  However, the frequency selected will be given due consideration by the Board in its discretion.

Our Board of Directors recommends that you vote for 1 YEAR as the frequency for future advisory votes on executive compensation.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 28, 2011, information regarding beneficial ownership (including shares subject to options and other convertible securities that are exercisable, will become exercisable, or otherwise will be settled within 60 days of February 28, 2011) by:

•	Beneficial owners of more than 5% of our Common Stock;

•	Ownership by directors and director nominees;

•	Ownership by the Named Executives as listed in the Summary Compensation Table; and

•	Ownership by all directors and all executive officers as a group.

Except as otherwise noted, the shareholders listed have sole voting and investment powers with respect to the Common Stock owned by them.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock(1)
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	2,291,855 shares in aggregate. Royce & Associates, LLC, has sole voting power for 2,291,855 shares, shared voting power for 0 shares, sole investment authority for 2,291,855 shares and shared investment authority for 0 shares.(2)(3)	12.0%
Vanguard Fiduciary Trust Company 500 Admiral Nelson Blvd. Malvern, PA 19355	1,678,168 shares in aggregate. Vanguard has sole voting power for 0 shares, shared voting power for 1,678,168 shares, sole investment authority for 0 shares and shared investment authority for 1,678,168 shares.(2)(4)	8.8%
Keeley Asset Management Corp. 401 South LaSalle Street Chicago, IL 60605	1,431,330 shares in aggregate. Keeley Asset Management has sole voting power for 1,397,780 shares, shared voting power for 0 shares, sole investment authority for 1,431,330 and shared investment authority for 0 shares.(2)(5)	7.5%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock(1)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,149,167 shares in aggregate. T. Rowe Price Associates, Inc., has sole voting power for 133,669 shares, shared voting power for 0 shares, sole investment authority for 1,149,167 shares, and shared investment authority for 0 shares.(2)(6)	6.0%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,027,451 shares in aggregate. BlackRock, Inc., has sole voting power for 1,027,451 shares, shared voting power for 0 shares, sole investment authority for 1,027,451 shares, and shared investment authority for 0 shares.(2)(7)	5.4%
H. Chris Killingstad	350,116 shares(8)(9)	1.8%
Thomas Paulson	65,951 shares(8)(10)	*
Karel Huijser	35,333 shares(11)	*
Don B. Westman	52,480 shares(8)(12)	*
Thomas J. Dybsky	92,100 shares(8)(13)	*
William F. Austen	11,561 shares(14)	*
Jeffrey A. Balagna	20,226 shares(15)	*
Carol S. Eicher	5,773 shares(16)	*
James T. Hale	37,070 shares(17)	*
David Mathieson	19,787 shares(18)	*
Donal L. Mulligan	2,417 shares(19)	*
Stephen G. Shank	40,554 shares(20)	*
Steven A. Sonnenberg	16,593 shares(21)	*
David S. Wichmann	3,128 shares(22)	*
All Directors and executive officers as a group (18 persons)	882,957 shares(8)(23)	4.5%
____________________

(1)	An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of the total.

(2)
The information set forth above as to the Amount and Nature of Beneficial Ownership is based upon Schedule 13G statements filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 2010.

(3)
Includes various accounts managed by Royce & Associates, LLC, which have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the Company.

(4)
This number includes shares held in trust as of December 31, 2010, for the benefit of employees in certain of the Company’s employee benefit plans, all of which have been allocated to plan participants.  The plan trustee votes shares allocated to participant accounts as directed by participants.  Shares held by the trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the plan trustee in the same proportions as shares for which directions are received.  Shares held by the trustee on behalf of the plans may be disposed of by the plans or the trustee only in accordance with the terms of the plans.  For tender decisions, if no instruction is received from a participant, the shares will not be tendered.

(5)	Keeley Small Cap Value Fund, a series of Keeley Funds, Inc., does not have or share voting or investment authority, but shares beneficial ownership over 1,085,000 of the shares.

(6)
T. Rowe Price Associates, Inc., and its related entities are deemed to beneficially own the shares as an investment advisor to many unrelated clients.  The T. Rowe Price entities share power to make decisions whether to retain or dispose and vote the shares.

(7)
Blackrock, Inc., the parent holding company, reports that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of the Company.  No one person’s interest in the common stock of the Company is more than five percent of the total outstanding common shares.

(8)	Includes shares allocated to the individual or group under the Tennant Profit Sharing and ESOP Plan.

(9)	Includes 264,429 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Killingstad.

(10)	Includes 52,497 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Paulson.

(11)	Includes 23,334 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Huijser.

(12)	Includes 39,460 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Westman.

(13)
Includes 79,453 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Dybsky.  Also includes 2,389 shares to be acquired by Mr. Dybsky upon settlement of Deferred Stock Units within 60 days.

(14)	Includes 5,857 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Austen.

(15)	Includes 11,419 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Balagna.

(16)	Includes 2,350 shares covered by currently exercisable options or options exercisable within 60 days, granted to Ms. Eicher.

(17)	Includes 21,419 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Hale.

(18)	Includes 6,433 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Mathieson.

(19)	Includes 995 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Mulligan.

(20)	Includes 17,419 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Shank.

(21)	Includes 8,903 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Sonnenberg.

(22)	Includes 1,214 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Wichmann.

(23)
Includes 625,161 shares covered by currently exercisable options or options exercisable within 60 days, granted to executive officers (including Named Executives) and directors of our Company.  Also includes 4,365 shares to be acquired by certain executive officers (including Mr. Dybsky) upon settlement of Deferred Stock Units within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires that our directors and executive officers file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission.  Directors and executive officers are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of copies of these forms furnished to us, and written representations from the directors and executive officers, all Section 16(a) filing requirements were met for the year ending December 31, 2010, except for a Form 4 which was filed on March 12, 2010, for Andrew J. Eckert, Vice President, Americas, relating to (i) a payout of deferred stock units on February 23, 2010, and withholding of shares to pay taxes on such payout, and (ii) the grant of deferred stock units on February 26, 2010.

Related-Person Transaction Approval Policy

In February 2007, our Board adopted a written related-person transaction approval policy, which sets forth our Company’s policies and procedures for the review, approval or ratification of certain related-person transactions.  Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our Company or an executive is a participant and in which a related person has a direct or indirect interest, but exempts the following:

•
Payment of compensation by our Company to a related person for the related person’s service to our Company in the capacity or capacities that give rise to the person’s status as a “related person” (provided such compensation was approved by the Board or a Committee of the Board, if such approval was required);

•	Transactions available to all employees or all shareholders of our Company on the same terms; and

•	Transactions which, when aggregated with the amount of all other transactions between the related person and our Company, involve less than $120,000 in a fiscal year.

Our Board must approve any related-person transaction subject to this policy before commencement of the related-person transaction or, if the transaction is not identified prior to its commencement, the transaction must be submitted to our Board for ratification.  The Board will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related-person transaction:

•	Whether the terms are fair to our Company;

•	Whether the transaction is material to our Company;

•	The role the related person has played in arranging the related-person transaction;

•	The structure of the related-person transaction; and

•	The interests of all related persons in the related-person transaction.

The Board may, in its sole discretion, approve or deny any related-person transaction.  Approval of a related-person transaction may be conditioned upon our Company and the related person taking such precautionary actions as the Board deems appropriate.

Shareholder Proposals

Shareholder proposals intended to be presented at the 2012 Annual Meeting should be sent to our Corporate Secretary at 701 North Lilac Drive, P.O. Box 1452, Minneapolis, MN 55440-1452.  Proposals must be received on or before November 16, 2011, to be eligible for inclusion in our Proxy Statement and form of Proxy relating to that meeting.

Shareholder proposals intended to be presented at the 2012 Annual Meeting, but not intended to be included in the Proxy Statement or form of Proxy for the meeting, must be received on or before January 29, 2012.  Proxies solicited by our Board for that Annual Meeting will authorize the named Proxies on the Proxy Card to use their discretion in voting the Proxies when any such proposals are presented at the meeting.

See Director Nomination Process for information and requirements on how to recommend a potential director candidate person for consideration by the Governance Committee.